CONFORMED COPY

DATED 2nd October 2006

TEEKAY OFFSHORE OPERATING L.P.
(as Borrower)

- and -

DNB NOR BANK ASA
NORDEA BANK NORGE ASA
FORTIS CAPITAL CORP.

and others
(as Lenders)

- and -

DNB NOR BANK ASA
(as Agent)

- and -

DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT
(as Security Agent)

- and -

DNB NOR BANK ASA
NORDEA BANK NORGE ASA
FORTIS CAPITAL CORP.
(as Mandated Lead Arrangers)

- and -

DNB NOR BANK ASA
NORDEA BANK NORGE ASA
(as Bookrunners)

___________________________________

US$940,000,000 SECURED
LOAN AGREEMENT
___________________________________

STEPHENSON HARWOOD
One St. Paul's Churchyard
London EC4M 8SH
Tel: 020 7329 4422
Fax: 020 7329 7100
Ref: 819/1138

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	CONTENTS	Page
1	Definitions and Interpretation………………………………………………………….
2	The Loan and its Purposes……………………………………………………………..	21
3	Conditions of Utilisation……………………………………………………………….	21
4	Advance………………………………………………………………………………...	26
5	Repayment……………………………………………………………………………...	26
6	Prepayment……………………………………………………………………………..	26
7	Interest………………………………………………………………………………….	28
8	Indemnities……………………………………………………………………………..	30
9	Fees…………………………………………………………………………………….	34
10	Security and Application of Moneys…………………………………………………..	35
11	Representations and Warranties………………………………………………………..	36
12	Undertakings and Covenants…………………………………………………………..	41
13	Events of Default……………………………………………………………………….	47
14	Assignment and Sub-Participation……………………………………………………..	53
15	The Agent, the Security Agent and the Lenders……………………………………….	56
16	Set-Off………………………………………………………………………………….	65
17	Payments……………………………………………………………………………….	65
18	Notices…………………………………………………………………………………	67
19	Partial Invalidity………………………………………………………………………..	70
20	Remedies and Waivers…………………………………………………………………	70

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LOAN AGREEMENT

Dated:  2nd October 2006

BETWEEN:

(1)
TEEKAY OFFSHORE OPERATING L.P., a limited partnership formed and existing under the laws of the Republic of the Marshall Islands whose registered office is at The Trust Company Complex, Ajeltake Island, PO Box 1405 Majuro, The Marshall Islands, MH96960 (the "Borrower"); and

(2)	the banks listed in Schedule 1, each acting through its office at the address indicated against its name in Schedule 1 (together the "Lenders" and each a "Lender"); and

(3)	DNB NOR BANK ASA, acting as agent (in that capacity the "Agent");

(4)	DNB NOR BANK ASA, NORDEA BANK NORGE ASA, New York Branch and FORTIS CAPITAL CORP. acting as mandated lead arrangers (in that capacity each an "MLA" and together the "MLAs");

(5)	DNB NOR BANK ASA and NORDEA BANK NORGE ASA, New York Branch acting as bookrunners (in that capacity each a "Bookrunner" and together the "Bookrunners"); and

(6)	DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT acting as security agent (in that capacity the "Security Agent").

WHEREAS:

Each of the Lenders has agreed to advance to the Borrower its Commitment (aggregating, with all the other Commitments, a revolving credit facility of up to nine hundred and forty million Dollars $940,000,000) for the general corporate purposes of the Borrower (including but not limited to the making of intercompany loans to its shareholders and/or unitholders and Subsidiaries).

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	In this Agreement:

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"Administration" has the meaning given to it in paragraph 1.1.3 of the ISM Code.

"Affiliate" means, in relation to any entity, a Subsidiary of that entity, a Holding Company of that entity or any other Subsidiary of that Holding Company.

"Approved Brokers" means H. Clarkson & Co. Ltd, Simpson Spence & Young Shipbrokers Ltd, Fearnley AS, R.S. Platou AS and P.F. Bassoe AS.

"Assignments" means the deeds of assignment of Insurances, Earnings and Requisition Compensation, the Charter Rights (if applicable) and of the benefit of any relevant Charterer's Assignment, in respect of each of the Vessels referred to in Clause 10.1.2 (each an "Assignment").

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Bareboat Charters" means the bareboat charters identified in Schedule 7 for certain of the Vessels only on the terms and subject to the conditions of which the relevant Charterer will bareboat charter its Vessel to the Bareboat Charterer.

"Bareboat Charterer" means in respect of certain Vessels either (i) FIC and Transpetro or (ii) Petrojarl Production as identified against the names of the relevant Vessels in Schedule 7.

"Borrower's Accounts" means the consolidated financial accounts of the Borrower to be provided to the Agent pursuant to Clause 12.1.

"Break Costs" means all sums payable by the Borrower from time to time under Clause 8.3.

"Business Day" means a day on which banks are open for business of a nature contemplated by this Agreement (and not authorised by law to close) in New York, London and any other financial centre which the Agent may reasonably consider appropriate for the operation of the provisions of this Agreement.

"Charter Rights" in relation to a Vessel means all rights and benefits accruing to the Charterer of that Vessel under or pursuant to the relevant Bareboat Charter and not forming part of the Earnings.

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"Charterer" in respect of certain Vessels only means either UNS or TKN as identified against the names of the relevant Vessels in Schedule 7.

"Charterer's Assignments" means, in respect of NORDIC STAVANGER, NORDIC BRASILIA and NORDIC SPIRIT only, assignments by the relevant Charterer to the Owner of the Earnings and Charter Rights.

"Commitment" means, in relation to a Lender, the aggregate amount of the Loan which that Lender agrees to advance to the Borrower as its several liability as indicated against the name of that Lender in Schedule 1 and/or, where the context permits, the amount of the Loan advanced by that Lender and remaining outstanding and "Commitments" means more than one of them.

"Commitment Commission" means the commitment commission to be paid by the Borrower to the Agent on behalf of the Lenders pursuant to Clause 9.1.

"Commitment Termination Date" means the date being one (1) month before the Maturity Date or such later date as the Lenders may in their discretion agree.

"Completion of Syndication" means that the Commitments have been fully syndicated in a manner acceptable to the MLAs, as conclusively certified in writing by the Agent.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 6.

"Currency of Account" means, in relation to any payment to be made to a Finance Party under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

"Deeds of Covenants" means the deeds of covenants referred to in Clause 10.1.1. (each a "Deed of Covenant").

"Default" means an Event of Default or any event or circumstance specified in Clause 13.1 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

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"DOC" means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

"Dollars", "US$" and "$" each means available and freely transferable and convertible funds in lawful currency of the United States of America.

"Drawdown Date" means the date on which a Drawing is advanced under Clause 4.

"Drawdown Notice" means a notice substantially in the form set out in Schedule 4.

"Drawing" means any one amount advanced or to be advanced pursuant to a Drawdown Notice or, where the context permits, the amount advanced and for the time being outstanding and "Drawings" means more than one of them.

"Earnings" in relation to a Vessel means all hires, freights, pool income and other sums payable to or for the account of the Owner or the relevant Charterer in respect of that Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of that Vessel.

"Encumbrance" means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Environmental Affiliate" means an agent or employee of the Owner or a person in a contractual relationship with the Owner in respect of the Vessel owned by it (including without limitation, the operation of or the carriage of cargo of such Vessel).

"Environmental Approvals" means any present or future permit, licence, approval, ruling, variance, exemption or other authorisation required under the applicable Environmental Laws.

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"Environmental Claim" means any and all enforcement, clean-up, removal, administrative, governmental, regulatory or judicial actions, orders, demands or investigations instituted or completed pursuant to any Environmental Laws or Environmental Approvals together with any claims made by any third person relating to damage, contribution, loss or injury resulting from any Environmental Incident.

"Environmental Incident" means:

(a)	any release of Environmentally Sensitive Material from a Vessel; or

(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than a Vessel and which involves a collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the relevant Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or where any guarantor, any manager (or any sub-manager of such Vessel) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from such Vessel and in connection with which that Vessel is actually or potentially liable to be arrested and/or where any guarantor, any manager (or any sub-manager of the relevant Vessel) or any of its officers, employees or other persons retained or instructed by it (or such sub-manager) are at fault or allegedly at fault or otherwise liable to any legal or administrative action.

"Environmental Laws" means all present and future laws, regulations, treaties and conventions of any applicable jurisdiction which:

(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the environment;

(b)	relate to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

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(c)	provide remedies or compensation for harm or damage to the environment; or

(d)	relate to Environmentally Sensitive Materials or health or safety matters.

"Environmentally Sensitive Material" means (i) oil and oil products and (ii) any other waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the enjoyment, ownership or other territorial control of any affected land, property or waters more costly for such person to a material degree.

"Event of Default" means any of the events or circumstances set out in Clause 13.1.

"Execution Date" means the date on which this Agreement is executed by each of the parties hereto.

"Facility" means the reducing revolving credit facility made available by the Lenders to the Borrower pursuant to this Agreement.

"Facility Outstandings" means the total of all Drawings made at that time, to the extent not reduced by repayments, prepayments and voluntary reductions.

"Facility Period" means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been repaid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

"Fee Letter" means the letters dated 30 August 2006 between the Borrower and the Agent and/or the Bookrunners and/or the MLAs as applicable setting out any of the fees referred to in Clause 9.

"FIC" means Fronape International Company of P.O. Box 714, Georgetown, Grand Cayman, Cayman Islands.

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"Finance Documents" means this Agreement, the Security Documents, any Fee Letter and any other document designated as such by the Agent and the Borrower and "Finance Document" means any one of them.

"Finance Parties" means the Agent, the Security Agent, the MLAs, the Bookrunners and the Lenders and "Finance Party" means any one of them.

"First Drawdown Date" means the date on which the first Drawing is advanced under Clause 4.

"Free Liquidity" means cash, cash equivalents and marketable securities of maturities less than one (1) year to which the Group shall have free, immediate and direct access each as reflected in the Borrower's most recent quarterly management accounts forming part of the Borrower's Accounts.

"GAAP" means generally accepted accounting principles in the United States of America.

"Group" means the Borrower and each of its Subsidiaries.

"Guarantee" means the guarantee and indemnity referred to in Clause 10.1.3.

"Guarantor" means the Owner and/or (where the context permits) any other person who shall at any time during the Facility Period give to the Lenders or to the Security Agent on their behalf a guarantee and/or indemnity for the repayment of all or part of the Indebtedness.

"Head Charter", in respect of NORDIC STAVANGER, NORDIC BRASILIA and NORDIC SPIRIT only, means the charter between the Owner and the relevant Charterer.

"Holding Company" means, in relation to any entity, any other entity in respect of which it is a Subsidiary.

"Indebtedness" means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) which from time to time may be payable by the Borrower to any of the Finance Parties under all or any of the Finance Documents.

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"Initial Vessels" means the Vessels listed in Schedule 7 Part 1 and everything now or in the future belonging to them on board and ashore (each an "Initial Vessel").

"Insurances" in relation to a Vessel means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with that Vessel or her increased value and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

"Interest Payment Date" means each date for the payment of interest in accordance with Clause 7.7.

"Interest Period" means each period for the payment of interest selected by the Borrower or agreed by the Agent pursuant to Clause 7.

"ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

"ISM Company" means, at any given time, the company responsible for a Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

"ISPS" Code" means the International Ship and Port Facility Security Code.

"ISPS Company" means, at any given time, the company responsible for a Vessel's compliance with the ISPS Code.

"ISSC" means a valid international ship security certificate for a Vessel issued under the ISPS Code.

"law" or "Law" means any law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, or any order or decree of any government, judicial or public or other body or authority, or any directive, code of practice, circular, guidance note or other direction issued by any competent authority or agency (whether or not having the force of law).

"LIBOR" means:

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(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for any Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks (or by two of them if one is unable to quote) to leading banks in the London interbank market, at 11.00 a.m. London time two (2) Business Days before the first day of the relevant Interest Period for the offering of deposits in Dollars in an amount comparable to the Loan (or any relevant part of the Loan) and for a period comparable to the relevant Interest Period.

"Loan" means the aggregate amount advanced or to be advanced by the Lenders to the Borrower under Clause 4 or, where the context permits, the amount advanced and for the time being outstanding.

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than sixty six and two thirds per cent (66 2/3%) of the aggregate of all the Commitments.

"Management Agreement" means any agreement(s) for the commercial and/or technical management of the Vessels entered into between the Owner and a company which is not controlled either by Teekay Shipping Corporation or the Borrower.

"Managers" in relation to each Vessel means a management company which is controlled by Teekay Shipping Corporation or such other commercial and/or technical managers of the Vessels nominated by the Borrower as the Agent acting on the instructions of the Majority Lenders may approve such approval not to be unreasonably withheld or delayed.

"Mandatory Cost" means the percentage rate per annum calculated by the Agent in accordance with Schedule 3.

"Margin" means nought point six two five per cent (0.625%) per annum.

"Material Adverse Effect" means a material adverse change in, or a material adverse effect on:

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(a)	the financial condition, assets, prospects or business of any Security Party or on the consolidated financial condition, assets, prospects or business of the Group;

(b)	the ability of any Security Party to perform and comply with its obligations under any Security Document or to avoid any Event of Default;

(c)	the validity, legality or enforceability of any Security Document; or

(d)	the validity, legality or enforceability of any security expressed to be created pursuant to any Security Document or the priority and ranking of any such security,

provided that, in determining whether any of the forgoing circumstances shall constitute such a material adverse change or material adverse effect for the purposes of this definition, the Finance Parties shall consider such circumstance in the context of (x) the Group taken as a whole and (y) the ability of the Borrower and the Guarantor to perform each of their obligations under the Security Documents.

"Maturity Date" means the earlier of (i) the date falling ninety six (96) months after the First Drawdown Date and (ii) 31 October 2014.

"Material Subsidiary" means:

any Subsidiary of the Borrower whose assets, as determined in accordance with GAAP and as shown from the most recent financial statements available to the Agent relating to it, as multiplied by the Relevant Percentage in respect of such Subsidiary, equal or exceed 10% of the aggregate value of the assets of the Group as determined in accordance with GAAP and as shown from the most recently available financial statements of the Group, provided that:

(i)
in respect of any Subsidiary of the Borrower, only the value of its assets as multiplied by the Relevant Percentage in respect of such Subsidiary shall be taken into account in the computation of the value of the assets of the Group;

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(ii)
 a statement by the auditors of the Borrower to the effect that, in their opinion, a Subsidiary of the Borrower is or is not or was or was not at any particular time a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on each of the parties to this Agreement.

"Maximum Amount" means

(i)	prior to the Step-up Date, five hundred and twenty million Dollars ($520,000,000); and

(ii)	on or after the Step-up Date, nine hundred and forty million Dollars ($940,000,000),

as reduced from time to time in accordance with Clause 3.4 and/or Clause 7.9.5.

the "MLP" means Teekay Offshore Partners L.P.

"Mortgages" means the statutory mortgages referred to in Clause 10.1.1 together with the Deeds of Covenants.

"Necessary Authorisations" means all Authorisations of any person including any government or other regulatory authority required by applicable Law to enable it to:

(a)	lawfully enter into and perform its obligations under the Security Documents to which it is party;

(b)	ensure the legality, validity, enforceability or admissibility in evidence in England and, if different, its jurisdiction of incorporation, of such Security Documents to which it is party; and

(c)	carry on its business from time to time.

"Owner" means Teekay Navion Offshore Loading Pte Ltd, a company incorporated according to the law of Singapore with company registration no. 20041820N whose registered office is at 8 Shenton Way, #44-04 Temasek Tower, Singapore 068811 at all times to be a Subsidiary of the Borrower.

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"Petroatlantic" means Petroatlantic L.L.C. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands, MH96960.

"Petrol Geo" means Petroleum Geo Services ASA of Strandveien 50, Postboks 89, N-1324 Lysaker.

"Petrojarl Production" means Petrojarl Production AS of Beddingen 16, 7405 Trondheim, Norway (formerly known as Golar-Nor Offshore AS).

"Petrojarl" means Petrojarl ASA of Beddingen 16, 7405 Trondheim, Norway.

"Petronordic" means Petronordic LLC of Trust Company Complex, Ajelktake Road, Ajeltake Island, Majuro, The Marshall Islands, MH96960.

"Permitted Encumbrance" means (i) any Encumbrance which has the prior written approval of the Agent acting on the instructions of all the Lenders or (ii), or any liens for current crews' wages and salvage and liens incurred in the ordinary course of trading a Vessel up to an aggregate amount at any time not exceeding ten million Dollars ($10,000,000).

"Pre-Approved Classification Society" means any of Det norske Veritas, Lloyds Register, American Bureau of Shipping (ABS), Germanischer Lloyd or Bureau Veritas or such other classification society acceptable to the Majority Lenders.

"Pre-Approved Flag" means Marshall Islands, Norwegian International Ship Registry, Liberia, Panama, Isle of Man, Cayman Islands, Bermuda, Bahamas, Singapore or (in the case of "NAVION STAVANGER", "NORDIC BRASILIA", "NORDIC SPIRIT" and any other Vessels on charter to Transpetro) Registro Especial Brasileiro

"Proportionate Share" means, at any time, the proportion which a Lender’s Commitment (whether or not advanced) then bears to the aggregate Commitments of all the Lenders (whether or not advanced) being on the Execution Date the percentage indicated against the name of that Lender in Schedule 1.

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"Quiet Enjoyment Letters" means those letters between the Agent and the Bareboat Charterer relating to those Vessels subject to Bareboat Charters.

"Reduction Date" means each date falling at consecutive six monthly intervals after the earlier to occur of (i) the First Drawdown Date and (ii) 31 October 2006.

"Reference Banks" means, in relation to LIBOR, the principal London offices of each of the MLAs or such other banks as may be appointed by the Agent in consultation with the Borrower.

"Relevant Documents" means the Finance Documents, the Bareboat Charters, the Charterer's Assignments, the Quiet Enjoyment Letters and the Management Agreements.

"Relevant Percentage" means, in respect of any Subsidiary of the Borrower at any time, the percentage of the equity share capital or the partnership capital, as the case may be, of such Subsidiary which is beneficially owned (free from Encumbrances) by the Borrower at such time.

"Relevant Reduction Amount" means, in respect of each Vessel, a figure equal to (x) a fraction in which (i) the numerator is the market value of such Vessel (based on the most recent Valuation) and (ii) the denominator is the aggregate market value of all the Vessels (based on the most recent Valuations) multiplied by (y) the Maximum Amount.

"Replacement Vessel" means a vessel acceptable to the Agent acting on the instructions of the Majority Lenders.

"Requisition Compensation" in relation to a Vessel means all compensation or other money which may from time to time be payable to the Owner as a result of that Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

"Same Day Drawing", means, in respect of the first drawing only, a Drawing requested by the Borrower prior to 1600 hours (New York time) on the day before the First Drawdown Date and made by the Lenders on the First Drawdown Date.

"Screen Rate" means in relation to LIBOR, the British Bankers' Association Interest Settlement Rate for the relevant currency and period  displayed on the appropriate page of the Reuters page LIBOR 01 (or such other page or pages which replace(s) such page for the purposes of displaying offered rates of leading banks, for deposits in Dollars of amounts equal to the amount of the relevant Drawing for a period equal in length to the relevant Interest Period.

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"Security Documents" means the Mortgages, the Deeds of Covenants, the Assignments, the Guarantee, or (where the context permits) any one or more of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and "Security Document" means any one of them.

"Security Parties" means at any relevant time, the Borrower, the Guarantor and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness (but for the avoidance of doubt shall not include the Charterer or Bareboat Charterer), and "Security Party" means any one of them.

"SMC" means a valid safety management certificate issued for a Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

"SMS" means a safety management system for a Vessel developed and implemented in accordance with the ISM Code.

"Step-up Date" means the date on which the Agent confirms that both (i) all of the conditions set out in Part III of Schedule 2 have been satisfied and (ii) Completion of Syndication has occurred.

"Step-up Vessels" means the Vessels listed in Schedule 7 Part II and everything now or in the future belonging to them on board and ashore (each a "Step-up Vessel").

"Subsidiary" means a subsidiary undertaking, as defined in section 736 Companies Act 1985 or any analogous definition under any other relevant system of law.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and "Taxation" shall be interpreted accordingly.

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"TKN" means Teekay Norway AS of Verven 4, N-4014, P.O. Box 8035, N-4068, Stavanger, Norway.

"Total Debt" means the aggregate of:-

(a)	the amount calculated in accordance with GAAP shown as each of "long term debt", "short term debt" and "current portion of long term debt" on the latest consolidated balance sheet of the Borrower; and

(b)
the amount of any liability in respect of any lease or hire purchase contract entered into by the Borrower or any of its Subsidiaries which would, in accordance with GAAP, be treated as a finance or capital lease (excluding any amounts applicable to leases to the extent that the lease obligations are secured by a security deposit which is held on the balance sheet under "Restricted Cash").

"Total Loss" in relation to a Vessel means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of that Vessel; or

(b)
the requisition for title or compulsory acquisition, nationalisation or expropriation of that Vessel by or on behalf of any government or other authority (other than by way of requisition for hire); or

(c)
the capture, seizure, arrest, detention or confiscation of that Vessel unless the Vessel is released and returned to the possession of the Owner within ninety (90) days after the capture, seizure, arrest, detention or confiscation in question.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 5 or any other form agreed between the Agent and the Borrower.

"Transfer Date" means, in relation to any Transfer Certificate, the date for the making of the Transfer specified in the schedule to such Transfer Certificate.

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"Transpetro" means Petrobras Transporte S.A. - Transpetro of Av Presidente Vargas, 328, 20091-060 Rio de Janeiro, R.J. Brazil.

"Trust Property" means:

(a)	all benefits derived by the Security Agent from Clause 10; and

(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents,

with the exception of any benefits arising solely for the benefit of the Security Agent.

"UNS" means Ugland Nordic Shipping AS of P.O. Box 54, 3201 Sandefjord, Norway a company formed by the merger under Norwegian law of Ugland Nordic Investment AS and Ugland Nordic Shipping AS.

"Valuation" means in relation to a Vessel or a Replacement Vessel, the written valuation of that Vessel or Replacement Vessel expressed in Dollars prepared by one of the Approved Brokers (or such other firm of reputable independent shipbrokers as may be acceptable to the Majority Lenders) to be nominated by the Borrower, such nomination to be subject to the approval of the Agent. Such valuations shall be prepared at the Borrower's expense, without a physical inspection, on the basis of a sale for prompt delivery for cash at arm's length between a willing buyer and a willing seller without the benefit of any charterparty or other engagement.

"Vessels" means the vessels listed in Schedule 7 (comprising the Initial Vessels and the Step-up Vessels and including any Replacement Vessel) and everything now or in the future belonging to them on board and ashore (each a "Vessel)".

"WSJ Prime Rate" means the "Prime Rate" as published in the printed copy of the Wall Street Journal on any particular day as the same may be adjusted from time to time..

1.2	In this Agreement:

1.2.1	words denoting the plural number include the singular and vice versa;

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1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4	references to this Agreement include the Recitals and the Schedules;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6
references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8	references to any Finance Party include its successors, transferees and assignees;

1.2.9	a time of day (unless otherwise specified) is a reference to New York time.

1.3	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrower or their representatives prior to the date of this Agreement.

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2	The Loan and its Purposes

2.1
Amount Subject to the terms of this Agreement, each of the Lenders agrees to make available to the Borrower its Commitment of a revolving credit in an aggregate amount not exceeding the Maximum Amount at any one time.

2.2
Finance Parties' obligations The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party to the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3	Purposes The Borrower shall apply the Loan for the purpose referred to in the Recital.

2.4	Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

3	Conditions of Utilisation

3.1
Conditions precedent Before any Lender shall have any obligation to advance any Drawing under the Facility the Borrower shall deliver or cause to be delivered to or to the order of the Agent all of the documents and other evidence listed in Part I of Schedule 2.

3.2	Further conditions precedent The Lenders will only be obliged to advance a Drawing if on the date of the Drawdown Notice and on the proposed Drawdown Date:

3.2.1	no Default is continuing or would result from the advance of that Drawing; and

3.2.2	the representations made by the Borrower under Clause 11 are true in all material respects.

3.3	Drawing limit The Lenders will only be obliged to advance a Drawing if:

3.3.1	no other Drawing has been made on the same Business Day;

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3.3.2	that Drawing will not result in there being more than seven Drawings outstanding at any one time;

3.3.3	that Drawing is not less than five million Dollars ($5,000,000) and in an integral multiple of one million Dollars ($1,000,000); and

3.3.4	that Drawing will not increase the outstanding amount of the Loan to a sum in excess of the Maximum Amount.

The First Drawdown Date must occur on or before 31 October 2006 or such later date as the Majority Lenders shall agree.

3.4	Facility Reduction

3.4.1
The amount of the Facility available to the Borrower for drawing under this Agreement shall, subject to the provisions of Clause 3.4.5, be five hundred and twenty million Dollars ($520,000,000) prior to the Step-up Date and nine hundred and forty million Dollars ($940,000,000) during the period from the Step-up Date until the first Reduction Date. On the Reduction Dates the amount of the Facility available for drawing shall be reduced by the amounts set out in Schedule 8 (the "Initial Reduction Amounts"). On the Maturity Date the Facility available shall be reduced to zero. Subject to the proviso hereto, the mandatory reductions in the amount of the Facility available for drawing required pursuant to this Clause will be made in the amounts and at the times specified whether or not the Maximum Amount is reduced pursuant to Clause 3.4.2, Clause 3.4.3, Clause 3.4.4, Clause 6.1 or Clause 7.9. PROVIDED ALWAYS THAT any reductions pursuant to Clause 3.4.2 (voluntary reductions), Clause 3.4.3 (sale) or Clause 3.4.4 (Total Loss) shall be applied to the remaining mandatory reductions hereunder on a pro rata basis.

3.4.2
The Borrower may voluntarily cancel the Maximum Amount in whole or in part in an amount of not less than five million Dollars ($5,000,000) such amount to be in integral multiples of one million Dollars ($1,000,000) (or as otherwise may be agreed by the Agent), provided that it has first given to the Agent not fewer than five (5) Business Days' prior written notice expiring on a Business Day (the "Cancellation Date") of its desire to reduce the Maximum Amount; such notice once received by the Agent shall be irrevocable and shall oblige the Borrower to make payment of all interest and Commitment Commission accrued on the amount so cancelled up to and including the Cancellation Date together with any Break Costs in respect of such cancelled amount if the Cancellation Date is not the final day of an Interest Period. Any such reduction in the Maximum Amount shall not be reversed. If, as a result of any such cancellation, the Loan outstanding would exceed the Maximum Amount, the Borrower shall, on the Cancellation Date, prepay such amount of the Loan as will ensure that the Loan outstanding is not greater than the Maximum Amount.

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3.4.3
In the event of a sale or disposal of a Vessel or the Agent having received not less than 5 Business Days' notice from the Borrower requesting that the security relating to a Vessel be released and discharged (a "Released Vessel"), the Maximum Amount shall be reduced by the Relevant Reduction Amount applicable to that Vessel, such reduction to be applied on a pro rata basis against the Initial Reduction Amounts as reduced from time to time in accordance with this clause 3.4. Such reduction shall be made in the case of a sale or disposal of such Vessel on the date of such sale or disposal and in the case of a Released Vessel on the date proposed by the Borrower for release and discharge of the security relating to that Vessel unless the Vessel or Released Vessel in question is replaced on or prior to the sale, disposal or release with a Replacement Vessel and in such case of replacement any security held by the Agent (whether directly or indirectly) from the Owner and over such Vessel or Released Vessel is reconstituted immediately after the sale to the new owner or after the release and discharge of security (as the case may be) or over the Replacement Vessel in substantially identical form, and the Agent obtains favourable legal opinions in respect of such reconstituted security. If, as a result of any reduction in the Maximum Amount pursuant to this Clause, the Loan outstanding would exceed the Maximum Amount, the Borrower shall, on the date of the sale, disposal or replacement, prepay such amount of the Loan as will ensure that the Loan outstanding is not greater than the Maximum Amount. Any such prepayment shall oblige the Borrower to make payment of all interest and Commitment Commission accrued on the amount so reduced up to and including the date of reduction together with any Break Costs in respect of such reduced amount if the date of such reduction is not the final day of an Interest Period. Any such reduction in the Maximum Amount shall not be reversed.

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3.4.4
In the event that any Vessel becomes a Total Loss, on the earlier to occur of (a) the date of receipt of the proceeds of the Total Loss and (b) the date falling one hundred and eighty (180) days after the occurrence of the Total Loss (the "Reduction Date"), the Maximum Amount shall (subject to the proviso hereto) be reduced by the Relevant Reduction Amount in respect of such Vessel. Any such reductions in the Maximum Amount shall not be reversed. If, as a result of any reduction in the Maximum Amount pursuant to this Clause the Loan outstanding would exceed the Maximum Amount, the Borrower shall, on the earlier to occur of (i) the date on which the Owner receives the proceeds of such Total Loss and (ii) the one hundred and eightieth day after the date of such Total Loss occurring, prepay such amount of the Loan as will ensure that the Loan outstanding is equal to or less than the Maximum Amount. Any such prepayment shall not be reborrowed and Clause 8.3 shall apply to any such prepayment. PROVIDED ALWAYS that if there is an investment in a Replacement Vessel on or prior to the Reduction Date, and a guarantee from the owner of the Replacement Vessel (in substantially the same form as the Guarantee or such other form as the Majority Lenders may require at that time) and security over such Replacement Vessel acceptable to the Majority Lenders in their absolute discretion is also executed and delivered either prior to or on the Reduction Date, then the reduction in the Maximum Amount shall not apply.

3.4.5
To the extent that repayments or prepayments made by the Borrower to the Agent in accordance with this Agreement reduce the Loan outstanding to less than the Maximum Amount, the Borrower shall again be entitled to make Drawings up to the Commitment Termination Date in accordance with and subject to the terms of this Agreement. Any part of the Facility which is undrawn on the Commitment Termination Date shall be automatically cancelled.

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3.4.6
Simultaneously with each reduction of the Maximum Amount in accordance with Clause 3.4.1, Clause 3.4.2, Clause 3.4.3 or Clause 3.4.4 (as the case may be), the Commitment of each Lender will reduce so that the Commitments of the Lenders in respect of the reduced Maximum Amount remain in accordance with their respective Proportionate Shares.

3.5	Termination Date No Lender shall be under any obligation to advance all or any part of its Commitment after the Commitment Termination Date.

3.6	Conditions subsequent The Borrower undertakes to deliver or to cause to be delivered to the Agent:

3.6.1	on, or as soon as practicable after, the First Drawdown Date the additional documents and other evidence listed in Part II of Schedule 2; and

3.6.2	on, or as soon as practicable after, the Step-up Date the additional documents and other evidence listed in Part IV of Schedule 2.

3.7
No Waiver If the Lenders in their sole discretion agree to advance a Drawing to the Borrower before all of the documents and evidence required by Clause 3.1 have been delivered to or to the order of the Agent, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Agent no later than the date specified by the Agent.

The advance of all or any part of the Loan under this Clause 3.7 shall not be taken as a waiver of the Lenders' right to require production of all the documents and evidence required by Clause 3.1.

3.8	Form and content All documents and evidence delivered to the Agent under this Clause 3 shall:

3.8.1	be in form and substance reasonably acceptable to the Agent; and

3.8.2	if reasonably required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

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4	Advance

4.1
Drawdown Request The Borrower may request a Drawing to be advanced in one amount on any Business Day prior to the Commitment Termination Date by delivering to the Agent a duly completed Drawdown Notice not more than ten (10) and not fewer than three (3) Business Days before the proposed Drawdown Date save in respect of a Same Day Drawing.

4.2
Lenders' participation Subject to Clauses 2 and 3, the Agent shall promptly notify each Lender of the receipt of a Drawdown Notice, following which each Lender shall advance its Proportionate Share of the relevant Drawing to the Borrower through the Agent on the relevant Drawdown Date.

5	Repayment

5.1
Repayment of each Drawing The Borrower agrees to repay each Drawing to the Agent for the account of the Lenders on the last day of the Interest Period in respect of that Drawing unless the Borrower selects a further Interest Period for that Drawing in accordance with Clause 7 provided that the Borrower shall not be permitted to select such a further Interest Period if a Default has occurred and shall then be obliged to repay such Drawing on the last day of its then current Interest Period. The Borrower shall on the Maturity Date repay to the Agent as agent for the Lenders all Facility Outstandings.

5.2	Reborrowing Amounts of the Loan which are repaid or prepaid shall be available for reborrowing in accordance with Clause 3 prior to the Commitment Termination Date.

6	Prepayment

6.1	Illegality If it becomes unlawful in any jurisdiction for a Lender to fund or maintain its Commitment as contemplated by this Agreement or to fund or maintain the Loan:

6.1.1	that Lender shall promptly notify the Agent of that event;

6.1.2	upon the Agent notifying the Borrower, the Commitment of that Lender (to the extent not already advanced) will be immediately cancelled; and

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6.1.3
the Borrower shall repay that Lender's Proportionate Share of any Drawing on the last day of its current Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and the Maximum Amount shall be reduced by the amount of that Lender's Commitment in the Loan. Prior to the date on which repayment is required to be made under this Clause 6.1.3 the affected Lender shall negotiate in good faith with the Borrower to find an alternative method or lending base in order to maintain the Facility.

6.2
Voluntary prepayment of Loan The Borrower may prepay the whole or any part of a Drawing (but, if in part, being an amount that reduces that Drawing by a minimum amount of five million Dollars ($5,000,000)) provided that it gives the Agent not less than three (3) Business Days' prior notice.

6.3
Restrictions Any notice of prepayment given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

If the Agent receives a notice under this Clause 6 it shall promptly forward a copy of that notice to the Borrower or the Lenders, as appropriate.

6.4
Mandatory Prepayment If at any time the Facility Outstandings shall exceed the Maximum Amount the Borrower shall immediately prepay to the Agent on behalf of the Lenders such amounts as will ensure that the Facility Outstandings do not exceed the Maximum Amount and shall pay to the Lenders all interest accrued on the amount prepaid up to and including the date on which such prepayment occurred.

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7	Interest

7.1
Interest Periods The period during which each Drawing shall be outstanding under this Agreement shall be an Interest Period of one, three or six months' duration, as selected by the Borrower in the Drawdown Notice in respect of the Drawing in question, or such other duration as may be agreed by the Agent (acting on the instructions of all the Lenders). Not more than five one (1) month Interest Periods may be selected by the Borrower in each twelve (12) month period.

7.2
Beginning and end of Interest Periods The first Interest Period in respect of each Drawing shall begin on the Drawdown Date of that Drawing and shall end on the last day of the Interest Period selected in accordance with Clause 7.1. Any subsequent Interest Period selected in respect of each Drawing shall commence on the day following the last day of its previous Interest Period and shall end on the last day of its current Interest Period selected in accordance with Clause 7.1.

7.3	Interest Periods to meet Maturity Date If an Interest Period for a Drawing would otherwise expire after the Maturity Date, the Interest Period for that Drawing shall expire on the Maturity Date.

7.4
Non-Business Days If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.5	Interest rate During each Interest Period interest shall accrue on the relevant Drawing at the rate determined by the Agent to be

(i)	the WSJ Prime Rate in the case of a Same Day Drawing; or

(ii)	in all other cases the aggregate of (a) the Margin, (b) LIBOR and (c) the Mandatory Cost, if applicable.

7.6	Failure to select Interest Period If the Borrower at any time fails to select or agree an Interest Period in accordance with Clause 7.1, the interest rate applicable shall be three (3) months.

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7.7
Accrual and payment of interest Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrower to the Agent for the account of the Lenders on the last day of each Interest Period and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of that Interest Period.

7.8	Default interest If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date, subject to any applicable grace period, up to the date of actual payment (both before and after judgment) at a rate which is one point five per cent (1.5%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Drawing for successive Interest Periods, each selected by the Agent (acting reasonably). Any interest accruing under this Clause 7.8 shall be immediately payable by the Borrower on demand by the Agent. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.9
Changes in market circumstances If at any time the Agent determines (which determination shall be final and conclusive and binding on the Borrower) that, by reason of changes affecting the London interbank market, adequate and fair means do not exist for determining the rate of interest on a Drawing for any Interest Period:

7.9.1	the Agent shall give notice to the Lenders and the Borrower of the occurrence of such event; and

7.9.2	the rate of interest on each Lender's Commitment in the relevant Drawing for that Interest Period shall be the rate per annum which is the sum of:

(a)	the Margin; and

(b)
the rate notified to the Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its Commitment in the relevant Drawing from whatever source it may reasonably select; and

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(c)	the Mandatory Cost, if any, applicable to that Lender's Commitment,

PROVIDED THAT if the resulting rate of interest on any Commitment is not acceptable to the Borrower:

7.9.3
the Agent on behalf of the Lenders will negotiate with the Borrower in good faith with a view to modifying this Agreement to provide a substitute basis for determining the rate of interest which is financially a substantial equivalent to the basis provided for in this Agreement;

7.9.4	any substitute basis agreed pursuant to Clause 7.9.3 shall be binding on all the parties to this Agreement and shall apply to all Commitments in the relevant Drawing; and

7.9.5
if, within thirty (30) days of the giving of the notice referred to in Clause 7.9.1, the Borrower and the Agent fail to agree in writing on a substitute basis for determining the rate of interest in respect of the relevant Drawing, the relevant Lender shall cease to be obliged to advance its Proportionate Share of that Drawing, but, if it has already been advanced, the Borrower will immediately prepay that Proportionate Share of that Drawing, together with any Break Costs, and the Maximum Amount shall be reduced by the amount of that Lender's Proportionate Share of that Drawing.

7.10
Determinations conclusive The Agent shall promptly notify the Borrower of the determination of a rate of interest under this Clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.

8	Indemnities

8.1
Transaction expenses The Borrower will, within fourteen (14) days of the Agent's written demand, pay the Agent (for the account of the Finance Parties) the amount of all reasonable out of pocket costs and expenses (including legal fees and Value Added Tax or any similar or replacement tax if applicable) reasonably incurred by the Finance Parties or any of them in connection with:

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8.1.1
the negotiation, preparation, printing, execution and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not a Drawing is advanced);

8.1.2	any amendment, addendum or supplement to any Finance Document (whether or not completed); and

8.1.3	any other document which may at any time be required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document.

8.2
Funding costs The Borrower shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent's written demand, against all losses and costs incurred or sustained by that Finance Party if, for any reason due to a default or other action by the Borrower, a Drawing is not advanced to the Borrower after the relevant Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice.

8.3
Break Costs The Borrower shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent's written demand, against all documented costs, losses, premiums or penalties incurred by that Finance Party as a result of its receiving any prepayment of all or any part of a Drawing (whether pursuant to Clause 6 or otherwise) on a day other than the last day of an Interest Period for that Drawing, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of a Drawing, and any liabilities, expenses or losses incurred by that Finance Party in terminating or reversing, or otherwise in connection with, any interest rate and/or currency swap, transaction or arrangement entered into by that Finance Party with any member of the Group to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement.

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8.4
Currency indemnity In the event of a Finance Party receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, on the Agent's written demand, pay to the Agent for the account of the relevant Finance Party such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the relevant Finance Party as a separate debt under this Agreement.

8.5
Increased costs (subject to Clause 8.6) If, by reason of the introduction of any law, or any change in any law, or any change in the interpretation or administration of any law, or compliance with any request or requirement from any central bank or any fiscal, monetary or other authority occurring after the date of this Agreement:

8.5.1	a Finance Party (or the holding company of a Finance Party) shall be subject to any Tax with respect to payment of all or any part of the Indebtedness (other than Tax on overall net income); or

8.5.2	the basis of Taxation of payments to a Finance Party in respect of all or any part of the Indebtedness shall be changed; or

8.5.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of a Finance Party; or

8.5.4
the manner in which a Finance Party allocates capital resources to its obligations under this Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which a Finance Party is required or requested to maintain shall be affected; or

8.5.5	there is imposed on a Finance Party (or on the holding company of a Finance Party) any other condition in relation to the Indebtedness or the Finance Documents;

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and the result of any of the above shall be to increase the cost to a Finance Party (or to the holding company of a Finance Party) of that Finance Party making or maintaining its Commitment, or to cause a Finance Party to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, then, subject to Clause 8.6, the Finance Party affected shall notify the Agent and the Borrower shall from time to time pay to the Agent on demand for the account of that Finance Party the amount which shall compensate that Finance Party (or the relevant holding company) for such additional cost or reduced return. A certificate signed by an authorised signatory of that Finance Party setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrower and shall be conclusive evidence of such amount save for manifest error or on any question of law.

8.6	Exceptions to increased costs Clause 8.5 does not apply to the extent any additional cost or reduced return referred to in that Clause is:

8.6.1	compensated for by a payment made under Clause 8.10; or

8.6.2	compensated for by a payment made under Clause 17.3; or

8.6.3	compensated for by the payment of the Mandatory Cost; or

8.6.4	attributable to the wilful breach by the relevant Finance Party (or the holding company of that Finance Party) of any law or regulation.

8.7
Events of Default The Borrower shall indemnify each Finance Party from time to time, by payment to the Agent (for the account of that Finance Party) on the Agent's written demand, against all losses and costs incurred or sustained by that Finance Party as a consequence of any Event of Default.

8.8
Enforcement costs The Borrower shall pay to the Agent (for the account of each Finance Party) on the Agent's written demand the amount of all costs and expenses (including legal fees) incurred by a Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which that Finance Party may from time to time sustain, incur or become liable for by reason of that Finance Party being mortgagee of a Vessel and/or a lender to the Borrower, or by reason of that Finance Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of a Vessel. No such indemnity will be given where any such loss or cost has occurred due to gross negligence or wilful misconduct on the part of that Finance Party; however, this shall not effect the right of any other Finance Party to receive such indemnity.

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8.9
Other costs The Borrower shall pay to the Agent (for the account of each Finance Party) on the Agent's written demand the amount of all sums which a Finance Party may pay or become actually or contingently liable for on account of the Borrower in connection with a Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Finance Party may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by that Finance Party in connection with the maintenance or repair of a Vessel or in discharging any lien, bond or other claim relating in any way to a Vessel, and any sums which that Finance Party may pay or guarantees which it may give to procure the release of a Vessel from arrest or detention.

8.10
Taxes The Borrower shall pay all Taxes to which all or any part of the Indebtedness or any Finance Document may be at any time subject (other than Tax on a Finance Party's overall net income) and shall indemnify the Finance Parties, by payment to the Agent (for the account of the Finance Parties) on the Agent's written demand, against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.

9	Fees

9.1
Commitment fee The Borrower shall pay to the Agent (for the account of the Lenders in proportion to their Commitments) a fee computed at the rate of thirty two point five per cent (32.5%) of the Margin on the undrawn and uncancelled amount of the Maximum Amount from time to time from the date of this Agreement until the Commitment Termination Date. The accrued commitment fee is payable on the last day of each successive period of three months from the Execution Date and on the Commitment Termination Date.

9.2	Other fees The Borrower shall pay to the Agent the fees in the amount and at the times agreed in a Fee Letter.

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10	Security and Application of Moneys

10.1
Security Documents As security for the payment of the Indebtedness, the Borrower shall execute and deliver to the Security Agent or cause to be executed and delivered to the Security Agent the following documents in such forms and containing such terms and conditions as the Security Agent shall require:

10.1.1	a first priority statutory mortgage over each of the Vessels together with a collateral deed of covenants;

10.1.2
a first priority deed or deeds of assignment of the Insurances, Earnings, Charter Rights (if applicable) and Requisition Compensation of each of the Vessels, and of the benefit of any relevant Charterer's Assignment; and

10.1.3	an on demand guarantee and indemnity from the Guarantor;

10.2
Remittance of Earnings Immediately upon the occurrence of an Event of Default the Borrower shall procure that all Earnings are paid to such account(s) as the Agent shall from time to time specify by notice in writing to the Borrower.

10.3
General application of moneys Whilst an Event of Default is continuing unremedied and unwaived the Borrower irrevocably authorises the Agent and the Security Agent to apply all sums which either of them may receive:

10.3.1	pursuant to a sale or other disposition of a Vessel or any right, title or interest in the Vessel; or

10.3.2	by way of payment of any sum in respect of the Insurances, Earnings, Charter Rights or Requisition Compensation; or

10.3.3	otherwise arising under or in connection with any Security Document,

in accordance with Clause 3.4.3 or Clause 3.4.4 (if relevant) or otherwise in or towards satisfaction, or by way of retention on account, of the Indebtedness, as follows:-

(i)	first in payment of all outstanding fees and expenses of the Agent and the Security Agent;

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(ii)	secondly in or towards payment of all outstanding interest hereunder;

(iii)	thirdly in or towards payment of all outstanding principal hereunder;

(iv)	fourthly in or towards payment of all other Indebtedness hereunder;

(v)	fifthly the balance, if any, shall be remitted to the Borrower or whoever may be entitled thereto.

11	Representations and Warranties

The Borrower represents and warrants to each of the Finance Parties at the Execution Date and (by reference to the facts and circumstances then pertaining) at the date of each Drawdown Notice, at each Drawdown Date and at each Interest Payment Date as follows (except that the representation and warranty contained at Clause 11.6 shall only be made on the First Drawdown Date and that the representations and warranties contained at Clause 11.2 and 11.21 shall only be made on the Execution Date) :-

11.1
Status and Due Authorisation Each of the Security Parties is a corporation or limited partnership duly incorporated or formed under the laws of its jurisdiction of incorporation, organisation or formation (as the case may be) with power to enter into the Security Documents and to exercise its rights and perform its obligations under the Security Documents and all corporate and other action required to authorise its execution of the Security Documents and its performance of its obligations thereunder has been duly taken.

11.2
No Deductions or Withholding Under the laws of the Security Parties' respective jurisdictions of incorporation or formation in force at the date hereof, none of the Security Parties will be required to make any deduction or withholding from any payment it may make under any of the Security Documents.

11.3
Claims Pari Passu Under the laws of the Security Parties' respective jurisdictions of incorporation or formation in force at the date hereof, the Indebtedness will, to the extent that it exceeds the realised value of any security granted in respect of the Indebtedness, rank at least pari passu with all the Security Parties' other unsecured indebtedness save that which is preferred solely by any bankruptcy, insolvency or other similar laws of general application.

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11.4
No Immunity In any proceedings taken in any of the Security Parties' respective jurisdictions of incorporation or formation in relation to any of the Security Documents, none of the Security Parties will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

11.5
Governing Law and Judgments In any proceedings taken in any of the Security Parties' jurisdiction of incorporation or formation in relation to any of the Security Documents in which there is an express choice of the law of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced.

11.6
Validity and Admissibility in Evidence As at the date hereof, all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable each of the Security Parties lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Security Documents, (b) to ensure that the obligations expressed to be assumed by each of the Security Parties in the Security Documents are legal, valid and binding and (c) to make the Security Documents admissible in evidence in the jurisdictions of incorporation or formation of each of the Security Parties, have been done, fulfilled and performed.

11.7
No Filing or Stamp Taxes Under the laws of the Security Parties' respective jurisdictions of incorporation or formation in force at the date hereof, it is not necessary that any of the Security Documents be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation or formation (other than the Registrar of Companies for England and Wales or the relevant maritime registry, to the extent applicable) or that any stamp, registration or similar tax be paid on or in relation to any of the Security Documents.

11.8
Binding Obligations The obligations expressed to be assumed by each of the Security Parties in the Security Documents are legal and valid obligations, binding on each of them in accordance with the terms of the Security Documents and no limit on any of their powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by the Security Documents or the performance by any of them of any of their obligations thereunder.

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11.9
No Winding-up Neither the Borrower, the Guarantor nor any Material Subsidiary have taken any corporate or limited partnership action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrower's knowledge and belief) threatened against the Borrower, the Guarantor or any Material Subsidiary for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which might have a material adverse effect on the business or financial condition of the Group taken as a whole.

11.10	Solvency

11.10.1	Neither the Borrower, the Guarantor nor the Group taken as a whole is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts.

11.10.2	Neither the Borrower, the Guarantor nor any Material Subsidiary by reason of actual or anticipated financial difficulties, has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

11.10.3	The value of the assets of each of the Borrower, the Guarantor and the Group taken as a whole is not less than the liabilities of such entity or the Group taken as a whole (as the case may be) (taking into account contingent and prospective liabilities).

11.10.4	No moratorium has been, or may, in the reasonably foreseeable future be, declared in respet of any indebtedness of the Borrower, the Guarantor or any Material Subsidiary.

11.11	No Material Defaults

11.11.1	Without prejudice to Clause 11.11.2, neither the Borrower, the Guarantor nor any Material Subsidiary is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a material adverse effect on the business or financial condition of the Group taken as a whole.

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11.11.2	No Event of Default is continuing or might reasonably be expected to result from the advance of any Drawing.

11.12
No Material Proceedings No action or administrative proceeding of or before any court, arbitral body or agency which is not covered by adequate insurance or which might have a material adverse effect on the business or financial condition of the Group taken as a whole has been started or is reasonably likely to be started.

11.13
Borrower's Accounts All financial statements relating to the Group required to be delivered under Clause 12.1, were each prepared in accordance with GAAP, give (in conjunction with the notes thereto) a true and fair view of (in the case of annual financial statements) or fairly represent (in the case of quarterly accounts) the financial condition of the Group at the date as of which they were prepared and the results of the Group’s operations during the financial period then ended.

11.14	No Material Adverse Change Since the publication of the last financial statements relating to the Group delivered pursuant to Clause 12.1, there has been no change that has a Material Adverse Effect.

11.15
No Undisclosed Liabilities As at the date to which the Borrower's Accounts were prepared neither the Borrower, the Guarantor nor any Material Subsidiary had any material liabilities (contingent or otherwise) which were not disclosed thereby (or by the notes thereto) or reserved against therein nor any unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against therein.

11.16
No Obligation to Create Security The execution of the Security Documents by the Security Parties and their exercise of their rights and performance of their obligations thereunder will not result in the existence of nor oblige the Borrower or the Guarantor to create any Encumbrance over all or any of their present or future revenues or assets, other than pursuant to the Security Documents.

11.17
No Breach The execution of the Security Documents by each of the Security Parties and their exercise of their rights and performance of their obligations under any of the Security Documents do not constitute and will not result in any breach of any agreement or treaty to which any of them is a party.

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11.18
Security Each of the Security Parties is the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and those Security Documents to which it is a party create and give rise to valid and effective security having the ranking expressed in those Security Documents.

11.19
Necessary Authorisations The Necessary Authorisations required by each Security Party, are in full force and effect, and each Security Party is in compliance with the material provisions of each such Necessary Authorisation relating to it and, to the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation.

11.20
Money Laundering Any amount borrowed hereunder, and the performance of the obligations of the Security Parties under the Security Documents, will be for the account of members of the Group and will not involve any breach by any of them of any law or regulatory measure relating to "money laundering" as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities.

11.21
Disclosure of material facts The Borrower is not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.

11.22	Use of Facility The Facility will be used for the purposes specified in the Recital.

11.23	Representations Limited The representation and warranties of the Borrower in this Clause 11 are subject to:

11.23.1	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

11.23.2	the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

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11.23.3	the time barring of claims under any applicable limitation acts;

11.23.4	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and

11.23.5	any other reservations or qualifications of law expressed in any legal opinions obtained by the Agent in connection with the Facility.

12	Undertakings and Covenants

The undertakings and covenants in this Clause 12 remain in force for the duration of the Facility Period.

12.1	General Undertakings

12.1.1
Financial statements The Borrower shall supply to the Agent as soon as the same become available, but in any event within one hundred and fifty (150) days after the end of each of its financial years, its audited consolidated financial statements for that financial year, together with a Compliance Certificate, signed by a duly authorised representative of the Borrower, setting out computations as to compliance with Clause 12.2 as at the date as at which those financial statements were drawn up.

12.1.2	Requirements as to financial statements Each set of financial statements delivered by the Borrower under Clause 12.1.1:

(a)	shall be certified by an authorised signatory of the Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up; and

(b)	shall be prepared in accordance with GAAP.

12.1.3
Interim financial statements The Borrower shall supply to the Agent as soon as the same become available, but in any event within ninety (90) days after the end of each quarter during each of its financial years, its unaudited consolidated quarterly financial statements for that quarter together with a Compliance Certificate, signed by a duly authorised representative of the Borrower, setting out computations as to compliance with Clause 12.2 as at the date such financial statements were drawn up.

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12.1.4
Maintenance of Legal Validity The Borrower shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of its jurisdiction of formation and all other applicable jurisdictions, to enable it lawfully to enter into and perform its obligations under the Security Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Security Documents in its jurisdiction of incorporation or organisation and all other applicable jurisdictions.

12.1.5
Notification of Default The Borrower shall promptly, upon becoming aware of the same, inform the Agent in writing of the occurrence of any Event of Default and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Event of Default has occurred.

12.1.6
Claims Pari Passu The Borrower shall ensure that at all times the claims of the Finance Parties against it under the Security Documents rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation, winding-up or other similar laws of general application.

12.1.7
Management of Vessels The Borrower shall procure that the Owner shall ensure that each of the Vessels is at all times technically and commercially managed by a management company controlled by Teekay Shipping Corporation or the Borrower or such other management company as may be acceptable to the Agent acting on the instructions of the Majority Lenders.

12.1.8
Classification The Borrower shall procure that the Owner shall ensure that each of the Vessels maintains the highest classification required for the purpose of the relevant trade of such Vessel which shall be with a Pre-Approved Classification Society, in each case, free from any overdue recommendations and conditions affecting that Vessel’s class.

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12.1.9
Certificate of Financial Responsibility The Borrower shall procure that the Owner shall obtain and maintain a certificate of financial responsibility in relation to any Vessel which is to call at the United States of America.

12.1.10	Negative Pledge The Borrower shall procure that the Owner does not create, or permit to subsist, any Encumbrance (other than pursuant to the Security Documents) over all or any part of the Vessels or the Insurances other than a Permitted Encumbrance.

12.1.11
Registration The Borrower shall procure that for the duration of the Facility Period the Owner shall not change or permit a change to the flag of the Vessels other than to a Pre-Approved Flag or under such other flag as may be approved by the Agent acting on the instructions of the Majority Lenders, such approval not to be unreasonably withheld or delayed.

12.1.12
ISM and ISPS Compliance The Borrower shall procure that the Owner shall ensure that the relevant Company complies in all material respects with the ISM Code and the ISPS Code or any replacements thereof and in particular (without prejudice to the generality of the foregoing) shall procure that the Owner shall ensure that the Company holds (i) a valid and current Document of Compliance issued pursuant to the ISM Code, (ii) a valid and current SMC issued in respect of each Vessel pursuant to the ISM Code, and (iii) an ISSC in respect of each Vessel, and the Borrower shall promptly, upon request, supply the Agent with copies of the same.

12.1.13
Necessary Authorisations Without prejudice to Clause 12.1.12 or any other specific provision of the Security Documents relating to an Authorisation, the Borrower shall (i) obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations if a failure to do the same may cause a Material Adverse Effect; and (ii) promptly upon request, supply certified copies to the Agent of all Necessary Authorisations.

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12.1.14	Compliance with Applicable Laws The Borrower shall comply with all applicable laws to which it may be subject if a failure to do the same may have a Material Adverse Effect.

12.1.15
Loans and Guarantees The Borrower shall be permitted to make loans and grant credit upon such terms as it may determine to any other member of the Group or to any of the Borrower's shareholders or unitholders and may otherwise give any guarantee or indemnity to procure financing for other members of the Group, but shall not otherwise make any loans or grant any credit (save in the ordinary course of business) or give any guarantee or indemnity (except pursuant to the Security Documents); Provided that the Borrower shall not make any such loans following the occurrence of an Event of Default which is continuing unremedied or unwaived.

12.1.16
Further Assurance The Borrower shall at its own expense, promptly take all such action as the Agent may reasonably require for the purpose of perfecting or protecting any Finance Party’s rights with respect to the security created or evidenced (or intended to be created or evidenced) by the Security Documents.

12.1.17
Other information The Borrower will promptly supply to the Agent such information and explanations as the Majority Lenders may from time to time reasonably require in connection with the operation of the Vessels and any reasonable financial information in connection with the Borrower, and will procure that the Agent be given the like information and explanations relating to all other Security Parties.

12.1.18	Inspection of records The Borrower will permit the inspection of its financial records and accounts on reasonable notice from time to time during business hours by the Agent or its nominee.

12.1.19
Valuations The Borrower will deliver to the Agent a Valuation of each of the Vessels (i) on the due date for delivery of the annual Borrower's Accounts pursuant to Clause 12.1 (ii) on a sale or Total Loss of any Vessel to determine the Relevant Reduction Amount for the purposes of clauses 3.4.3 and 3.4.4 respectively and (iii) following the occurrence of an Event of Default which is continuing unremedied and unwaived on such other occasions as the Agent may request.

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12.1.20
Insurance The Borrower shall procure that the Owner shall ensure at its own expense throughout the Facility Period that the Vessels are insured and operated in accordance with the provisions set out in the relevant Security Documents.

12.1.21	Change of Control The Borrower shall procure that throughout the Facility Period:

(a)	Teekay Shipping Corporation owns a minimum of fifty one percent (51%) of the voting rights in Teekay Offshore GP L.L.C, the general partner in the MLP;

(b)	Teekay Shipping Corporation or the MLP owns a minimum of fifty one percent (51%) of the voting rights in Teekay Offshore Operating GP L.L.C., the general partner in the Borrower;

(c)
there is no change in the legal or beneficial ownership of the Guarantor from that advised to the Agent at the date of this Agreement without the Agent's prior written consent provided that the Agent's consent shall not be required if the change of Guarantor shareholding arises from a corporate reorganisation of the Group and the legal and beneficial ownership of the Guarantor remains wholly owned within the Group following such re-organisation.

12.1.22	"Know your customer" checks If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower after the date of this Agreement; or

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(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of (c) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender for itself (or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Agent or that Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.1.23	Intercompany borrowings The Borrower will only borrow from other members of the Group on a subordinated and unsecured basis.

12.2	Financial covenants

Throughout the Facility Period the Group shall:-

12.2.1	maintain a Free Liquidity together with undrawn committed revolving credit lines available to the Group (including under this Agreement but excluding undrawn committed revolving credit lines with less than six (6) months to maturity) of not less than seventy five million Dollars ($75,000,000); and

12.2.2	ensure that the aggregate of the Free Liquidity and undrawn committed revolving credit lines available to be drawn by members of the Group (including under this Agreement, but excluding undrawn committed revolving credit lines with less than six (6) months to maturity) will not be less than five per cent (5%) of the Total Debt of the Group.

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PROVIDED THAT following any change in the applicable accounting policies for the Borrower from GAAP the Agent (acting on the instructions of the Majority Lenders and in consultation with the Borrower) may require an amendment to this Clause 12.2 as the Agent deems logical and necessary having regard to the nature of such changes in policy and the intended substance of this Clause 12.2.

13	Events of Default

13.1	Events of Default Each of the events or circumstances set out in this Clause 13.1 is an Event of Default.

13.1.1
Borrower's Failure to Pay under this Agreement The Borrower fails to pay any amount of principal due from it under this Agreement at the time, in the currency and otherwise in the manner specified herein provided that, if the Borrower can demonstrate to the reasonable satisfaction of the Agent that all necessary instructions were given to effect such payment and the non-receipt thereof is attributable solely to an error in the banking system, such payment shall instead be deemed to be due, solely for the purposes of this paragraph, within three (3) Business Days of the date on which it actually fell due under this Agreement (if a payment of principal), five (5) Business Days (if a payment of interest) or ten (10) Business Days (if a sum payable on demand); or

13.1.2
Misrepresentation Any representation or statement made by any Security Party in any Security Document to which it is a party or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect, where the circumstances causing the same give rise to a Material Adverse Effect; or

13.1.3
Specific Covenants A Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by or procured by the Borrower under Clauses 12.1.4, 12.1.6, 12.1.10 or 12.1.21; or

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13.1.4	Financial Covenants The Borrower is in breach of the Borrower's financial covenants set out in Clause 12.2 at any time; or

13.1.5
Other Obligations A Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by it in any Security Document (other than those referred to in Clause 13.1.3 or Clause 13.1.4) and such failure is not remedied within 30 days after the Agent has given notice thereof to the Borrower; or

13.1.6
Cross Default Any indebtedness of any Security Party or any Material Subsidiary is not paid when due (or within any applicable grace period) or any indebtedness of any Security Party or any Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity where (in either case) the aggregate of all such unpaid or accelerated indebtedness (i) of the Borrower is equal to or greater than fifty million Dollars ($50,000,000) or its equivalent in any other currency; or (ii) of the Guarantor, or any Material Subsidiary is equal to or greater than twenty five million Dollars ($25,000,000) or its equivalent in any other currency; or

13.1.7
Insolvency and Rescheduling A Security Party or a Material Subsidiary is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of its creditors or a composition with its creditors; or

13.1.8
Winding-up A Security Party or a Material Subsidiary takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues or assets or any moratorium is declared or sought in respect of any of its indebtedness; or

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13.1.9	Execution or Distress

(a)
Any Security Party or a Material Subsidiary fails to comply with or pay any sum due from it (within 30 days of such amount falling due) under any final judgment or any final order made or given by any court or other official body of a competent jurisdiction in an aggregate (i) in respect of the Borrower equal to or greater than fifty million Dollars ($50,000,000) or its equivalent in any other currency; or (ii) in respect of the Guarantor or a Material Subsidiary equal to or greater than twenty five million Dollars ($25,000,000) or its equivalent in any other currency, being a judgment or order against which there is no right of appeal or if a right of appeal exists, where the time limit for making such appeal has expired.

(b)
Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of a Security Party or a Material Subsidiary in an aggregate amount (i) in respect of the Borrower equal to or greater than fifty million Dollars ($50,000,000) or its equivalent in any other currency; or (ii) in respect of the Guarantor or a Material Subsidiary equal to or greater than twenty five million Dollars ($25,000,000) or its equivalent in any other currency, other than any execution or distress which is being contested in good faith and which is either discharged within 30 days or in respect of which adequate security has been provided within 30 days to the relevant court or other authority to enable the relevant execution or distress to be lifted or released.

(c)
Notwithstanding the foregoing paragraphs of this Clause 13.1.9, any levy of any distress on or any arrest, condemnation, confiscation, requisition for title or use, compulsory acquisition, seizure, detention or forfeiture of a Vessel (or any part thereof) or any exercise or purported exercise of any lien or claim on or against a Vessel where the release of or discharge the lien or claim on or against such Vessel has not been procured within 30 days; or

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13.1.10	Similar EventAny event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in Clauses 13.1.7, 13.1.8 and 13.1.9; or

13.1.11	Insurances Insurance is not maintained in respect of any Vessel in accordance with the terms of the relevant Security Document in respect of that Vessel; or

13.1.12
Class A Vessel has its classification withdrawn by the relevant classification society PROVIDED THAT if such withdrawal is (in the opinion of the Agent in its absolute discretion) capable of remedy such Event of Default shall only occur if the Vessel's classification is not reinstated to the satisfaction of the Agent within twenty one (21) days; or

13.1.13	Environmental Matters

(a)
Any Environmental Claim is pending or made against the Owner or any of the Owner's Environmental Affiliates or in connection with a Vessel, where such Environmental Claim has a Material Adverse Effect.

(b)	Any actual Environmental Incident occurs in connection with a Vessel, where such Environmental Incident has a Material Adverse Effect; or

13.1.14	Repudiation Any Security Party repudiates any Security Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any such Security Document; or

13.1.15	Validity and Admissibility At any time any act, condition or thing required to be done, fulfilled or performed in order:

(a)	to enable any Security Party lawfully to enter into, exercise its rights under and perform the respective obligations expressed to be assumed by it in the Security Documents;

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(b)	to ensure that the obligations expressed to be assumed by each of the Security Parties in the Security Documents are legal, valid and binding; or

(c)	to make the Security Documents admissible in evidence in any applicable jurisdiction is not done, fulfilled or performed within 30 days after notification from the Agent to the relevant Security Party requiring the same to be done, fulfilled or performed; or

13.1.16
Illegality At any time it is or becomes unlawful for any Security Party to perform or comply with any or all of its obligations under the Security Documents to which it is a party or any of the obligations of the Borrower hereunder are not or cease to be legal, valid and binding and such illegality is not remedied or mitigated to the satisfaction of the Agent within thirty (30) days after it has given notice thereof to the relevant Security Party; or

13.1.17
Material Advers Change At any time there shall occur a change in the business or operations of a Security Party or a change in the financial condition of any Security Party which, in the reasonable opinion of the Majority Lenders, materially impairs such Security Party's ability to discharge its obligations under the Security Documents in the manner provided therein and such change, if capable of remedy, is not so remedied within 15 days of the delivery of a notice confirming such change by the Agent to the relevant Security Party; or

13.1.18
Qualifications of Financial Statements The auditors of the Group qualify their report on any audited consolidated financial statements of the Group in any regard which, in the reasonable opinion of the Agent, has a Material Adverse Effect; or

13.1.19	Conditions Subsequent if any of the conditions set out in Clause 3.6 is not satisfied within thirty (30) days or such other time period specified by the Agent in its discretion; or

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13.1.20
Revocation or Modification of consents etc. if any Necessary Authorisation which is now or which at any time during the Facility Period becomes necessary to enable any of the Security Parties to comply with any of their obligations in or pursuant to any of the Security Documents is revoked, withdrawn or withheld, or modified in a manner which the Agent reasonably considers is, or may be, prejudicial to the interests of a Finance Party in a material manner, or if such Necessary Authorisation ceases to remain in full force and effect; or

13.1.21
Curtailment of Business if the business of any of the Security Parties is wholly or materially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Security Parties is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any Security Party disposes or threatens to dispose of a substantial part of its business or assets; or

13.1.22	Reduction of Capital if the Borrower reduces its committed or subscribed capital; or

13.1.23	Challenge to Registration if the registration of any Vessel or any Mortgage becomes void or voidable or liable to cancellation or termination; or

13.1.24
War if the country of registration of any Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Agent reasonably considers that, as a result, the security conferred by the Security Documents is materially prejudiced; or

13.1.25	Notice of Termination if the Guarantor gives notice to the Agent to determine its obligations under the Guarantee.

13.2
Acceleration If an Event of Default is continuing unremedied or unwaived the Agent may (with the consent of the Majority Lenders) and shall (at the request of the Majority Lenders) by notice to the Borrower cancel any part of the Maximum Amount not then advanced and:

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13.2.1
declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

13.2.2	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Agent; and/or

13.2.3	declare the Commitments terminated and the Maximum Amount reduced to zero.

14	Assignment and Sub-Participation

14.1
Lenders' rights A Lender may assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement to any other branch or Affiliate of that Lender or (subject to the prior written consent of the Borrower, such consent not to be unreasonably withheld but not to be required at any time after an Event of Default which is continuing unremedied and unwaived) to any other bank or financial institution, and may grant sub-participations in all or any part of its Commitment.

14.2
Borrower's co-operation The Borrower will co-operate fully with a Lender in connection with any assignment, transfer or sub-participation by that Lender; will execute and procure the execution of such documents as that Lender may require in that connection; and irrevocably authorises any Finance Party to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan, the Relevant Documents and the Vessels which any Finance Party may in its discretion consider necessary or desirable (subject to any duties of confidentiality applicable to the Lenders generally). Additionally, (but subject to the same duties of confidentiality), any Lender may disclose the size and term of the Facility and the names of each Security Party to any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Lender's rights and obligations under the Finance Documents.

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14.3
Rights of assignee Any assignee of a Lender shall (unless limited by the express terms of the assignment) take the full benefit of every provision of the Finance Documents benefitting that Lender PROVIDED THAT an assignment will only be effective on notification by the Agent to that Lender and the assignee that the Agent is satisfied it has complied with all necessary "Know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee.

14.4
Transfer Certificates If a Lender wishes to transfer any of its rights and obligations under or pursuant to this Agreement, it may do so by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:

14.4.1
to the extent that that Lender seeks to transfer its rights and obligations, the Borrower (on the one hand) and that Lender (on the other) shall be released from all further obligations towards the other;

14.4.2	the Borrower (on the one hand) and the transferee (on the other) shall assume obligations towards the other identical to those released pursuant to Clause 14.4.1; and

14.4.3
the Agent, each of the Lenders and the transferee shall have the same rights and obligations between themselves as they would have had if the transferee had been an original party to this Agreement as a Lender

PROVIDED THAT the Agent shall only be obliged to execute a Transfer Certificate once:

(a)	it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to the transferee; and

(b)	the transferee has paid to the Agent for its own account a transfer fee of three thousand Dollars.

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

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14.5
Finance Documents Unless otherwise expressly provided in any Finance Document or otherwise expressly agreed between a Lender and any proposed transferee and notified by that Lender to the Agent on or before the relevant Transfer Date, there shall automatically be assigned to the transferee with any transfer of a Lender's rights and obligations under or pursuant to this Agreement the rights of that Lender under or pursuant to the Finance Documents (other than this Agreement) which relate to the portion of that Lender's rights and obligations transferred by the relevant Transfer Certificate.

14.6	No assignment or transfer by the Borrower The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

14.7
Transfer of the Loan Agreement by KfW. Notwithstanding the provisions of Clause 14.1 KfW may transfer all its rights and obligations under this Agreement to a KfW Subsidiary with effect from 1 January 2008 or any later date. By signing this Agreement the Borrower consents to such a transfer. KfW or the KfW Subsidiary will inform the Borrower of the date on which the transfer of KfW’s rights and obligations to the KfW Subsidiary takes effect. In this connection the following will apply:

14.7.1
Deductions and Increased costs. If, by reason of circumstances already existing at the transfer date, the Borrower would be obliged to make a payment to the KfW Subsidiary under Clauses 8.5, 17.2 or 17.3, it need pay the KfW Subsidiary only such an amount as it would have been obliged to pay KfW if the transfer had not occurred.

14.7.2	Costs. KfW will pay all costs incurred as a result of or in connection with such transfer.

For the purposes of this Clause KfW Subsidiary means a company which within the meaning of section 15 ff. German Stock Corporation Act (Aktiengesetz) is directly or indirectly (i) majority owned (im Mehrheitsbesitz) by KfW or (ii) controlled (abh’ngig) by KfW.

14.8	Disclosure of information. In connection with any transfer under Clause 14.7 KfW may disclose confidential information to the KfW Subsidiary or its agents or its legal advisors.

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14.9
Mitigation If a transfer is to take place under Clause 14.7 then, without in any way limiting the rights of KfW under Clauses 8.5, 17.2 or 17.3, KfW shall take reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to Clauses 8.5, 17.2 or 17.3 and it shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make any payment under Clauses 8.5, 17.2 or 17.3 without a deduction or withholding.

15	The Agent, the Security Agent and the Lenders

15.1	Appointment

15.1.1
Each Lender appoints the Agent to act as its agent under and in connection with the Finance Documents and each Lender and the Agent appoints the Security Agent to act as its security agent for the purpose of the Security Documents.

15.1.2
Each Lender authorises the Agent and each Lender and the Agent authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent or the Security Agent (as the case may be) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

15.1.3	Except where the context otherwise requires, references in this Clause 15 to the "Agent" shall mean the Agent and the Security Agent individually and collectively.

15.2
Authority Each Lender irrevocably authorises the Security Agent (in the case of Clause 15.2.1) and the Agent (in the case of Clauses 15.2.2, 15.2.3 and 15.2.4) (in each case subject to Clauses 15.4 and 15.18):

15.2.1	to execute any Finance Document (other than this Agreement) on its behalf;

15.2.2	to collect, receive, release or pay any money on its behalf;

15.2.3
acting on the instructions from time to time of the Majority Lenders (save where the terms of any Security Document expressly provide otherwise) to give or withhold any waivers, consents or approvals under or pursuant to any Finance Document; and

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15.2.4
acting on the instructions from time to time of the Majority Lenders (save where the terms of any Security Document expressly provide otherwise) to exercise, or refrain from exercising, any rights, powers, authorities or discretions under or pursuant to any Finance Document.

The Agent shall have no duties or responsibilities as agent or as security agent other than those expressly conferred on it by the Finance Documents and shall not be obliged to act on any instructions from the Lenders or the Majority Lenders if to do so would, in the opinion of the Agent, be contrary to any provision of the Finance Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

15.3
Trust The Security Agent agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 15.3, the Security Agent holds the Trust Property on trust for the Finance Parties absolutely. Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Security Agent shall be performed and exercised in accordance with this Clause 15.3. The Security Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as security agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:

15.3.1
the Security Agent and any attorney, agent or delegate of the Security Agent may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Security Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents other than as a result of its gross negligence or wilful misconduct;

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15.3.2
the other Finance Parties acknowledge that the Security Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

15.3.3	the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of eighty years from the date of this Agreement.

15.4	Limitations on authority Except with the prior written consent of all the Lenders, the Agent shall not be entitled to:

15.4.1	release or vary any security given for the Borrower's obligations under this Agreement; nor

15.4.2	waive the payment of any sum of money payable by any Security Party under the Finance Documents; nor

15.4.3	change the meaning of the expressions "Majority Lenders", "Margin", "Commitment Commission" or "Default Rate"; nor

15.4.4
exercise, or refrain from exercising, any right, power, authority or discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Lenders; nor

15.4.5	extend the due date for the payment of any sum of money payable by any Security Party under any Finance Document; nor

15.4.6	take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Lender under any Finance Document; nor

15.4.7	agree to change the currency in which any sum is payable under any Finance Document (other than in accordance with the terms of the relevant Finance Document); nor

15.4.8	agree to amend this Clause 15.4.

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15.5
Liability Neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Lenders for anything done or omitted to be done by the Agent under or in connection with any of the Relevant Documents unless as a result of the Agent's gross negligence or wilful misconduct.

15.6	Acknowledgement Each Lender acknowledges that:

15.6.1
it has not relied on any representation made by the Agent or any of the Agent's directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any Finance Document;

15.6.2
it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Loan;

15.6.3	it has made its own appraisal of the creditworthiness of the Security Parties; and

15.6.4
the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any Security Party unless that information is received by the Agent pursuant to the express terms of a Finance Document.

Each Lender agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause 15.6.

15.7	Limitations on responsibility The Agent shall have no responsibility to any Security Party or to any Lender on account of:

15.7.1	the failure of a Lender or of any Security Party to perform any of its obligations under a Finance Document; nor

15.7.2	the financial condition of any Security Party; nor

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15.7.3
the completeness or accuracy of any statements, representations or warranties made in or pursuant to any Finance Document, or in or pursuant to any document delivered pursuant to or in connection with any Finance Document; nor

15.7.4
the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any Finance Document or of any document executed or delivered pursuant to or in connection with any Finance Document.

15.8	The Agent's rights The Agent may:

15.8.1
assume that all representations or warranties made or deemed repeated by any Security Party in or pursuant to any Finance Document are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.2	assume that no Default has occurred unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.3	rely on any document or notice believed by it to be genuine;

15.8.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it;

15.8.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any Security Party on a certificate signed by or on behalf of that Security Party; and

15.8.6
refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Majority Lenders) and unless and until the Agent has received from the Lenders any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

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15.9	The Agent's duties The Agent shall:

15.9.1
if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of any Finance Document by any Security Party or as to the existence of an Event of Default; and

15.9.2	inform the Lenders promptly of any Event of Default of which the Agent has actual knowledge.

15.10
No deemed knowledge The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any Security Party or actual knowledge of the occurrence of any Default unless a Lender or a Security Party shall have given written notice thereof to the Agent in its capacity as the Agent. Any information acquired by the Agent other than specifically in its capacity as the Agent shall not be deemed to be information acquired by the Agent in its capacity as the Agent.

15.11
Other business The Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with a Security Party or with a Security Party's subsidiaries or associated companies or with a Lender as if it were not the Agent.

15.12
Indemnity The Lenders shall, promptly on the Agent's request, reimburse the Agent in their respective Proportionate Shares, for, and keep the Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Finance Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Finance Document, to the extent not paid by the Security Parties and not arising solely from the Agent's gross negligence or wilful misconduct.

15.13
Employment of agents In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Finance Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Finance Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

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15.14
Distribution of payments The Agent shall pay promptly to the order of each Lender that Lender's Proportionate Share of every sum of money received by the Agent pursuant to the Finance Documents (with the exception of any amounts payable pursuant to Clause 9 and/or any Fee Letter and any amounts which, by the terms of the Finance Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of one or more Lenders) and until so paid such amount shall be held by the Agent on trust absolutely for that Lender.

15.15
Reimbursement The Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum. If, however, the Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Clause 15.14 before it has itself received payment of that amount, and the Agent does not in fact receive payment within five (5) Business Days after the date on which that payment was required to be made by the terms of the Finance Documents, that Lender will, on demand by the Agent, refund to the Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Agent for any amount which the Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Finance Documents and ending on the date on which the Agent receives reimbursement.

15.16
Redistribution of payments Unless otherwise agreed between the Lenders and the Agent, if at any time a Lender receives or recovers by way of set-off, the exercise of any lien or otherwise from any Security Party, an amount greater than that Lender's Proportionate Share of any sum due from that Security Party to the Lenders under the Finance Documents (the amount of the excess being referred to in this Clause 15.16 and in Clause 15.17 as the "Excess Amount") then:

15.16.1	that Lender shall promptly notify the Agent (which shall promptly notify each other Lender);

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15.16.2	that Lender shall pay to the Agent an amount equal to the Excess Amount within ten (10) days of its receipt or recovery of the Excess Amount; and

15.16.3
the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum due from that Security Party to the Lenders and shall account to the Lenders in respect of the Excess Amount in accordance with the provisions of this Clause 15.16.

However, if a Lender has commenced any legal proceedings to recover sums owing to it under the Finance Documents and, as a result of, or in connection with, those proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Lender which had been notified of the proceedings and had the legal right to, but did not, join those proceedings or commence and diligently prosecute separate proceedings to enforce its rights in the same or another court.

15.17
Rescission of Excess Amount If all or any part of any Excess Amount is rescinded or must otherwise be restored to any Security Party or to any other third party, the Lenders which have received any part of that Excess Amount by way of distribution from the Agent pursuant to Clause 15.16 shall repay to the Agent for the account of the Lender which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Lenders share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Lender receiving or recovering the Excess Amount to the person to whom that Lender is liable to make payment in respect of such amount, and Clause 15.16.3 shall apply only to the retained amount.

15.18
Instructions Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Majority Lenders each of the Lenders shall provide the Agent with instructions within three (3) Business Days of the Agent's request (which request may be made orally or in writing). If a Lender does not provide the Agent with instructions within that period, that Lender shall be bound by the decision of the Agent. Nothing in this Clause 15.18 shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Majority Lenders if the Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with the Finance Documents. In that event, the Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Agent pursuant to this Clause 15.18.

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15.19	Payments All amounts payable to a Lender under this Clause 15 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Agent.

15.20
"Know your customer" checks Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

15.21
Resignation Subject to a successor being appointed in accordance with this Clause 15.21, the Agent may resign as agent and/or the Security Agent may resign as security agent at any time without assigning any reason by giving to the Borrower and the Lenders notice of its intention to do so, in which event the following shall apply:

15.21.1
with the consent of the Borrower not to be unreasonably withheld (but such consent not to be required at any time after an Event of Default which is continuing unremedied and unwaived) the Lenders may within thirty (30) days after the date of the notice from the Agent or the Security Agent (as the case may be) appoint a successor to act as agent and/or security agent or, if they fail to do so with the consent of the Borrower, not to be unreasonably withheld (but such consent not to be required at any time after an Event of Default which is continuing unremedied and unwaived), the Agent or the Security Agent (as the case may be) may appoint any other bank or financial institution as its successor;

15.21.2
the resignation of the Agent or the Security Agent (as the case may be) shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrower and the Lenders;

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15.21.3
the Agent or the Security Agent (as the case may be) shall thereupon be discharged from all further obligations as agent and/or security agent but shall remain entitled to the benefit of the provisions of this Clause 15; and

15.21.4
the successor of the Agent or the Security Agent (as the case may be) and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.

15.22
No fiduciary relationship Except as provided in Clauses 15.3 and 15.14, the Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in any Finance Document shall constitute a partnership between any two or more Lenders or between the Agent and any other person.

16	Set-Off

A Finance Party may set off any matured obligation due from the Borrower under any Finance Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

17	Payments

17.1
Payments Each amount payable by the Borrower under a Finance Document shall be paid to such account at such bank as the Agent may from time to time direct to the Borrower in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its reasonable discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

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17.2
No deductions or withholdings Each payment (whether of principal or interest or otherwise) to be made by the Borrower under a Finance Document shall, subject only to Clause 17.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

17.3
Grossing-up If at any time any law requires (or is interpreted to require) the Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrower will promptly notify the Agent and, simultaneously with making that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the relevant Finance Parties receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

17.4
Evidence of deductions If at any time the Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Finance Document, the Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence reasonably acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

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17.5
Rebate If the Borrower pays any additional amount under Clause 17.3, and a Finance Party subsequently receives a refund or allowance from any tax authority which that Finance Party identifies as being referable to that increased amount so paid by the Borrower, that Finance Party shall, as soon as reasonably practicable, pay to the Borrower an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the relevant deduction or withholding not been required to have been made. Nothing in this Clause 17.5 shall be interpreted as imposing any obligation on any Finance Party to apply for any refund or allowance nor as restricting in any way the manner in which any Finance Party organises its tax affairs, nor as imposing on any Finance Party any obligation to disclose to the Borrower any information regarding its tax affairs or tax computations.

17.6
Adjustment of due dates If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on a Drawing, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

17.7
Control Account The Agent shall open and maintain on its books a control account in the name of the Borrower showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrower's obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 17.7 and those entries will, in the absence of manifest error, be conclusive and binding.

18	Notices

18.1
Communications in writing Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter or (subject to Clause 18.6) electronic mail.

18.2
Addresses The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

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18.2.1
in the case of the Borrower, c/o Teekay Shipping (Canada) Ltd Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, B.C., Canada V6C 2K2 (fax no: +1 604 681 3011) marked for the attention of Director Finance;

18.2.2	in the case of each Lender, those appearing opposite its name in Schedule 1;

18.2.3
in the case of the Agent, 200 Park Avenue, 31st Floor, New York, New York 10166-0396, United States of America (fax no: +1 212 681 3900) marked for the attention of Credit, Sanjiv Nayer/Erlend Bryn; and

18.2.4	in the case of the Security Agent, Domshof 17, 28195 Bremen, Federal Republic of Germany (fax no: + 49 421 3609 329) marked for the attention of Credit Department;

or any substitute address, fax number, department or officer as any party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than five (5) Business Days' notice.

18.3	Delivery Any communication or document made or delivered by one party to this Agreement to another under or in connection this Agreement will only be effective:

18.3.1	if by way of fax, when received in legible form; or

18.3.2	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

18.3.3	if by way of electronic mail, in accordance with Clause 18.6;

and, if a particular department or officer is specified as part of its address details provided under Clause 18.2, if addressed to that department or officer.

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent.

All notices from or to the Borrower shall be sent through the Agent.

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18.4
Notification of address and fax number Promptly upon receipt of notification of an address, fax number or change of address, pursuant to Clause 18.2 or changing its own address or fax number, the Agent shall notify the other parties to this Agreement.

18.5	English language Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

18.5.1	in English; or

18.5.2
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

18.6	Electronic communication

(a)	Any communication to be made in connection with this Agreement may be made by electronic mail or other electronic means, if the Borrower and the relevant Finance Party:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Borrower and the relevant Finance Party will be effective only when actually received in readable form and acknowledged by the recipient (it being understood that any system generated responses do not constitute an acknowledgement) and in the case of any electronic communication made by the Borrower to a Finance Party only if it is addressed in such a manner as the Finance Party shall specify for this purpose.

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19	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21	Miscellaneous

21.1	No oral variations No variation or amendment of a Finance Document shall be valid unless in writing and signed on behalf of all the Finance Parties.

21.2
Further Assurance If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Finance Parties or any of them are considered by the Lenders for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the opinion of the Lenders are necessary to provide adequate security for the repayment of the Indebtedness.

21.3
Rescission of payments etc. Any discharge, release or reassignment by a Finance Party of any of the security constituted by, or any of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

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21.4
Certificates Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

21.5	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

21.6
Contracts (Rights of Third Parties) Act 1999 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

21.7
Disclosure of Information The Borrower authorises each Lender to disclose any information and/or document(s) concerning its relationship with such Lender (i) to authorities in any other countries where such Lender or any Affiliate is represented and/or where any Lender or any Affiliate may be requested information by any regulatory authority, when this shall be deemed necessary in order for such Lender or any Affiliate to meet its requirements for the contribution to reduction or prevention of money laundering, terrorism and corruption, and (ii) to any Affiliate of that Lender making it possible to consolidate the client's total commitments and offer the client any other products offered by that Lender or any Affiliate, subject always to the duties of confidentiality on the Lenders set out herein.

22	Law and Jurisdiction

22.1	Governing law This Agreement shall in all respects be governed by and interpreted in accordance with English law.

22.2
Jurisdiction For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any proceedings may be brought in those courts.

22.3
Alternative jurisdictions Nothing contained in this Clause 22 shall limit the right of the Finance Parties to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

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22.4
Waiver of objections The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 22, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

22.5	Service of process Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

22.5.1
irrevocably appoints Teekay Shipping (UK) Ltd of 2nd Floor, 86 Jermyn Street, London SW1Y 6JD England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

22.5.2	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

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SCHEDULE 1: The Lenders and the Commitments

The Lenders                     The Commitments         The Proportionate Share
              (US$)                               (%)

DnB NOR Bank ASA 200 Park Avenue 31st Floor New York, NY10166 United States of America Fax no. +1 212 681 4123 Attn: Teresa Rosu	230,000,000	24.5
Fortis Capital Corp. 520 Madison Avenue New York NY 10022 USA Fax no: +1 212 340 5370 Attn: Global Shipping Group	230,000,000	24.5
Nordea Bank Finland PLC, New York Branch 437 Madison Avenue New York NY 10022 Fax no: +1 212 421 4420 Attention: Shipping, Offshore and Oil Services Group	230,000,000	24.5
Deutsche Schiffsbank Aktiengesellschaft Domshof 17 28195 Bremen Federal Republic of Germany Fax no: +49 421 3609 329 Attn: Credit Department	125,000,000	13.25
Landesbank Hessen-Thuringen Girozentrale New York Branch 420 Fifth Avenue, 25th Floor New York NY 10018-2729 U.S.A. Fax no: +1212 703 5256 Attn: Shipping Finance	125,000,000	13.25

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SCHEDULE 2: Conditions Precedent and Subsequent

Part I: Conditions precedent to the First Drawdown Date

1	Security Parties

(a)
Constitutional Documents Copies of the constitutional documents of each Security Party together with such other evidence as the Agent may reasonably require that each Security Party is duly formed or incorporated in its country of formation or incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each Security Party (if such a certificate can be obtained).

(c)	Board resolutions A copy of a resolution of the board of directors of each Security Party (or its sole member or general partner):

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and ratifying or resolving that it execute those Relevant Documents; and

(ii)	if required authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)
Officer's certificates A certificate of a duly authorised officer or representative of each Security Party certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement and setting out the names of the directors and officers of that Security Party (or its sole member or general partner) and the proportion of shares held by each shareholder.

(e)
Powers of attorney The notarially attested and legalised (where necessary for registration purposes) power of attorney of each Security Party under which any documents are to be executed or transactions undertaken by that Security Party.

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2	Security and related documents

(a)
Vessel documents In respect of each Initial Vessel photocopies, certified as true, accurate and complete by a duly authorised representative of the Borrower, of any relevant Management Agreement together with all addenda, amendments or supplements.

(b)
Evidence of Owner's title Evidence that on the Drawdown Date (i) each of the Initial Vessels will be registered under the flag stated in Schedule 7 in the ownership of the Owner and (ii) each of the relevant Mortgages will be capable of being registered against the Initial Vessels with first priority.

(c)
Evidence of insurance Evidence that each of the Initial Vessels is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with the written approval of the Insurances by an insurance adviser appointed by the Agent.

(d)
Security Documents The Security Documents (other than those relating to the Step-up Vessels), together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(e)	Other Relevant Documents Copies of each of the Relevant Documents (other than those relating to the Step-up Vessels) not otherwise comprised in the documents listed in this Part I of Schedule 2.

3	Legal opinions

If a Security Party is incorporated in a jurisdiction other than England and Wales or if any Finance Document is governed by the laws of a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lenders in each relevant jurisdiction, substantially in the form provided to the Agent prior to the Drawdown Date or confirmation satisfactory to the Agent that such an opinion will be given.

4	Other documents and evidence

(a)	Drawdown Notice A duly completed Drawdown Notice.

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(b)	Process agent Evidence that any process agent referred to in Clause 22.5 and any process agent appointed under any other Finance Document has accepted its appointment.

(c)
Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)	Fees Evidence that the fees, costs and expenses then due from the Borrower under Clause 8 and Clause 9 have been paid or will be paid by the Drawdown Date.

(e)
"Know your customer" documents Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary "know your customer" or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

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Part II: Conditions subsequent to the First Drawdown Date

1
Evidence of Owner's title  Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of each Initial Vessel's flag state confirming that (a) each of the Initial Vessels is permanently registered under that flag in the ownership of the Owner, (b) each of the relevant Mortgages has been registered with first priority against the Initial Vessels and (c) there are no further Encumbrances registered against the Initial Vessels.

2
Letters of undertaking  Letters of undertaking in respect of the Insurances as required by the Security Documents (other than those relating to the Step-up Vessels) together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.

3	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to the Security Documents (other than those relating to the Step-up Vessels).

4	Legal opinions Such of the legal opinions specified in Part I of this Schedule 2 as have not already been provided to the Agent.

5
Companies Act registrations  Evidence that the prescribed particulars of the Security Documents have been delivered to the Registrar of Companies of England and Wales and (where relevant) the appropriate registry in Singapore within the statutory time limit.

6
Confirmation of class  Certificates of Confirmation of Class for hull and machinery confirming that each of the Initial Vessels is classed with the highest class applicable to vessels of her type with a Pre-Approved Classification Society.

7	Structure Such documents and information as the Lenders may require to satisfy themselves as to the corporate structure of the Borrower and the Guarantor.

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Part III: Conditions precedent to the Step-up Date

1	Security Parties

A certificate from a duly authorised officer or representative of the Borrower confirming that none of the documents delivered to the Agent pursuant to Schedule 2 Part I (a), (b), (c), (d) and (e) have been amended or modified in any way since the date of their delivery to the Agent.

2	Security and related documents

(a)	Vessel documents In respect of each Step-up Vessel photocopies, certified as true, accurate and complete by a duly authorised representative of the Borrower, of:

(i)	the Bareboat Charters and any relevant Head Charters;

(ii)	any relevant Management Agreement

together in each case with all addenda, amendments or supplements.

(b)
Evidence of Owner's title Evidence that on the Step-up Date (i) the Step-up Vessels will be registered under the flag stated in Schedule 7 in the ownership of the Owner and (ii) each of the relevant Mortgages will be capable of being registered against the Step-up Vessels with first priority.

(c)
Evidence of insurance Evidence that each of the Step-up Vessels is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with the written approval of the Insurances by an insurance adviser appointed by the Agent.

(d)
Security Documents The Security Documents relating to the Step-up Vessels, together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(e)
Charterer's Assignments The Charterer's Assignments, duly executed, together with evidence of the signing authority of the relevant Charterer and all notices of assignment and evidence that those notices have been or will be duly acknowledged by the recipient.

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(f)	Quiet Enjoyment Letters Any relevant Quiet Enjoyment Letters, duly executed, together with evidence of the signing authority of the Bareboat Charterer.

(g)	Other Relevant Documents Copies of each of the Relevant Documents not otherwise comprised in the documents listed in Part I of Schedule 2 or this Part III of Schedule 2.

3	Legal opinions

If a Security Party is incorporated in a jurisdiction other than England and Wales or if any Finance Document is governed by the laws of a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lenders in each relevant jurisdiction, substantially in the form provided to the Agent prior to the Step-up Date or confirmation satisfactory to the Agent that such an opinion will be given.

4	Other documents and evidence

(a)	Process agent Evidence that any process agent appointed under any Finance Document relating to the Step-up Vessels has accepted its appointment.

(b)
Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(c)	Fees Evidence that the fees, costs and expenses then due from the Borrower under Clause 8 and Clause 9 have been paid or will be paid by the Step-up Date.

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Part IV: Conditions subsequent to the Step-up Date

1
Evidence of Owner's title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of each Step-up Vessel's flag state confirming that (a) each of the Step-up Vessels is permanently registered under that flag in the ownership of the Owner, (b) each of the relevant Mortgages has been registered with first priority against the Step-up Vessels and (c) there are no further Encumbrances registered against the Step-up Vessels.

2
Letters of undertaking Letters of undertaking in respect of the Insurances as required by the Security Documents relating to the Step-up Vessels together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.

3	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to the Security Documents relating to the Step-up Vessels.

4	Legal opinions Such of the legal opinions specified in Part III of this Schedule 2 as have not already been provided to the Agent.

5
Companies Act registrations Evidence that the prescribed particulars of the Security Documents have been delivered to the Registrar of Companies of England and Wales and (where relevant) the appropriate registry in Singapore within the statutory time limit.

6
Confirmation of class Certificates of Confirmation of Class for hull and machinery confirming that each of the Step-up Vessels is classed with the highest class applicable to vessels of her type with a Pre-Approved Classification Society.

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SCHEDULE 3: Calculation of Mandatory Cost

1
The Mandatory Cost is an addition to the interest rate to compensate the Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

(a)
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Loan) and will be expressed as a percentage rate per annum.

(b)
The Additional Cost Rate for any Lender lending from an office in the euro-zone will be the percentage notified by that Lender to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in the Loan) of complying with the minimum reserve requirements of the European Central Bank as a result of participating in the Loan from that office.

(c)	The Additional Cost Rate for any Lender lending from an office in the United Kingdom will be calculated by the Agent as follows:

              F x 0.01 per cent per annum
  300

where F is the charge payable by that Lender to the Financial Services Authority under paragraph 2.02 or 2.03 (as appropriate) of the Fees Regulations or the equivalent provisions in any replacement regulations (with, for this purpose, the figure for the minimum amount in paragraph 2.02b or such equivalent provision deemed to be zero), expressed in pounds per £1 million of the fee base of that Lender.

2	For the purpose of this Schedule:

(a)	"eligible liabilities" and "special deposits" have the meanings given to them at the time of application of the formula by the Bank of England;

(b)	"fee base" has the meaning given to it in the Fees Regulations;

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(c)
"Fees Regulations" means the regulations governing periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

3
If a Lender does not supply the information required by the Agent to determine its Additional Cost Rate when requested to do so, the applicable Mandatory Cost shall be determined on the basis of the information supplied by the remaining Lenders.

4
If a change in circumstances has rendered, or will render, the formula inappropriate, the Agent shall notify the Borrower of the manner in which the Mandatory Cost will subsequently be calculated. The manner of calculation so notified by the Agent shall, in the absence of manifest error, be binding on the Borrower.

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SCHEDULE 4: Form of Drawdown Notice

To:	DnB NOR Bank ASA

From: Teekay Offshore Operating L.P.
                                                                                                        [Date]

Dear Sirs,

Drawdown Notice

We refer to the Loan Agreement dated 2006 made between, amongst others, ourselves and yourselves (the "Agreement").

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 4.1 of the Agreement, we irrevocably request that you advance a Drawing in the sum of [ ] to us on 200 , which is a Business Day, by paying the amount of the advance to [ ].

We warrant that the representations and warranties contained in Clause 11.1 of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on 200 , that no Default has occurred and is continuing, and that no Default will result from the advance of the sum requested in this Drawdown Notice.

We select the period of [ ] months as the Interest Period in respect of the said Drawing.

Yours faithfully

.......................
For and on behalf of
Teekay Offshore Operating L.P.

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SCHEDULE 5: Form of Transfer Certificate

To:  DnB NOR Bank ASA
TRANSFER CERTIFICATE

This transfer certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated the "Loan Agreement") dated    2006, on the terms and subject to the conditions of which a secured revolving credit facility was made available to Teekay Offshore Operating L.P., by a syndicate of banks on whose behalf you act as agent and security agent.

1
Terms defined in the Loan Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate. The terms "Transferor" and "Transferee" are defined in the schedule to this certificate.

2	The Transferor:

2.1	confirms that the details in the Schedule under the heading "Transferor's Commitment" accurately summarise its Commitment; and

2.2
requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitment specified in the Schedule by counter-signing and delivering this certificate to the Agent at its address for communications specified in the Loan Agreement.

3
The Transferee requests the Agent to accept this certificate as being delivered to the Agent pursuant to and for the purposes of clause 14.4 of the Loan Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

4	The Agent confirms its acceptance of this certificate for the purposes of clause 14.4 of the Loan Agreement.

5	The Transferee confirms that:

5.1	it has received a copy of the Loan Agreement together with all other information which it has required in connection with this transaction;

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5.2
it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information; and

5.3
it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Security Party.

6
Execution of this certificate by the Transferee constitutes its representation and warranty to the Transferor and to all other parties to the Loan Agreement that it has the power to become a party to the Loan Agreement as a Lender on the terms of the Loan Agreement and has taken all steps to authorise execution and delivery of this certificate.

7
The Transferee undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement will be assumed by it after delivery of this certificate to the Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

8
The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any document relating to any Finance Document, and assumes no responsibility for the financial condition of any Finance Party or for the performance and observance by any Security Party of any of its obligations under any Finance Document or any document relating to any Finance Document and any conditions and warranties implied by law are expressly excluded.

9	The Transferee acknowledges that nothing in this certificate or in the Loan Agreement shall oblige the Transferor to:

9.1	accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

9.2
support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any Finance Document of any obligations under any Finance Document.

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10	The address and fax number of the Transferee for the purposes of clause 18 of the Loan Agreement are set out in the Schedule.

11	This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

12	This certificate shall be governed by and interpreted in accordance with English law.

THE SCHEDULE

1	Transferor:

2	Transferee:

3	Transfer Date (not earlier that the fifth Business Day after the date of delivery of the Transfer Certificate to the Agent):

4	Transferor’s Commitment:

5	Amount transferred:

6	Transferee’s address and fax number for the purposes of clause 18 of the Loan Agreement:

[name of Transferor]    [name of Transferee]

By:                                                                         By:

Date:                                                                      Date:

DnB NOR Bank ASA as Agent

By:

Date:

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SCHEDULE 6: Form of Compliance Certificate

To: DnB NOR Bank ASA

From: Teekay Offshore Operating L.P.

Dated:

Dear Sirs
Teekay Offshore Operating L.P. Loan Agreement dated [                                   ] (the "Agreement")

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2. We confirm that as at the date of this certificate:

2.1
we maintain a Free Liquidity together with undrawn committed revolving credit lines available to us (including under the Loan Agreement but excluding undrawn committed revolving credit lines with less than six (6) months to maturity) of not less than seventy five million Dollars ($75,000,000); and

2.2
the aggregate of the Free Liquidity and undrawn committed revolving credit lines available to be drawn by us (including under the Loan Agreement, but excluding undrawn committed revolving credit lines with less than six (6) months to maturity) is not less than five per cent (5%) of our Total Debt.

3. We confirm that no Default is continuing.*

Signed:	…..................
Duly authorised representative
of
Teekay Offshore Operating L.P.

*  If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

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SCHEDULE 7: The Vessels

Part I: The Initial Vessels

Vessel	Flag	Bareboat Charter (where relevant)
Fuji Spirit	Bahamas
Gotland Spirit	Bahamas
Hamane Spirit	Bahamas
Kilimanjaro Spirit	Bahamas
Leyte Spirit	Bahamas
Luzon Spirit	Bahamas
Navion Fennia	Bahamas
Navion Torinita	Bahamas
Nordic Marita	Bahamas
Navion Svenita	Bahamas
Poul Spirit	Bahamas
Torben Spirit	Bahamas

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Part II: The Step-up Vessels

Vessel	Flag	Bareboat Charter (where relevant)
Basker Spirit	Bahamas
Navion Stavanger	Bahamas	Bareboat Charter dated 16 January 2006 granted by TKN as charterer in favour of FIC and Transpetro as bareboat charterers.
Nordic Brasilia	Bahamas	Bareboat Charter dated 26 August 2003 granted by UNS as charterer in favour of FIC and Transpetro as bareboat charterers;
Nordic Savonita	NIS
Nordic Spirit	Bahamas	Bareboat Charter dated 5 August 2002 granted by UNS as charterer in favour of FIC and Transpetro as bareboat charterers;
Petroatlantic	Bahamas
Bareboat Charter dated 19 June 2000 between UNS as original owner and Petrojarl Production (in its former name of PGS Production AS) as bareboat charterer as transferred pursuant to a transfer agreement dated 23 August 2004 entered into between UNS as original owner, Petroatlantic as new owner, Petrojarl Production as bareboat charterer and Petroleum Geo as guarantor (with Petrojarl having replaced Petroleum Geo as guarantor by a release and replacement agreement dated 22 March 2006) as further transferred to the Owner by a deed of assignment dated on or about the date hereof between Petroatlantic, the Owner, Petrojarl Production and Petrojarl;

Petronordic	Bahamas
Bareboat Charter dated 19 June 2000 between UNS as original owner and Petrojarl Production (in its former name of PGS Production AS) as bareboat charterer as transferred pursuant to a transfer agreement dated 23 August 2004 entered into between UNS as original owner, Petronordic as new owner, Petrojarl Production as bareboat charterer and Petroleum Geo as guarantor (with Petrojarl having replaced Petroleum Geo as guarantor by a release and replacement agreement dated 22 March 2006) as further transferred to the Owner by a deed of assignment dated on or about the date hereof between Petronordic, the Owner, Petrojarl Production and Petrojarl;

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SCHEDULE 8: Reductions

Reduction Dates (months after the earlier to occur of (i) the First Drawdown Date and (ii) 31 October 2006)	Reductions	Committed amount	Initial Reduction Amounts
0		$940,000,000	0
6	1st reduction	$910,902,375	$29,097,625
12	2nd reduction	$880,909,998	$29,992,377
18	3rd reduction	$849,995,355	$30,914,643
24	4th reduction	$818,130,088	$31,865,267
30	5th reduction	$785,284,963	$32,845,125
36	6th reduction	$751,429,850	$33,855,113
42	7th reduction	$716,533,693	$34,896,157
48	8th reduction	$680,564,479	$35,969,214
54	9th reduction	$643,489,212	$37,075,267
60	10th reduction	$605,273,880	$38,215,332
66	11th reduction	$565,883,427	$39,390,453
72	12th reduction	$525,281,718	$40,601,709
78	13th reduction	$483,431,505	$41,850,213
84	14th reduction	$440,294,399	$43,137,106
90	15th reduction	$395,830,827	$44,463,572
96	16th reduction	$350,000,000	$45,830,827

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IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by	)
duly authorised for and on behalf	)	[signed]
of TEEKAY OFFSHORE	)
OPERATING L.P.	)

SIGNED by	)
duly authorised for and on behalf	)	[signed]
of DNB NOR BANK ASA (as a Lender))

SIGNED by	)
duly authorised for and on behalf	)	[signed]
of NORDEA BANK NORGE ASA	)
(as a Lender))

SIGNED by	)
duly authorised for and on behalf	)	[signed]
of FORTIS CAPITAL CORP.	)
(as a Lender))

SIGNED by	)
duly authorised for and on behalf	)	[signed]
of DEUTSCHE SCHIFFSBANK	)
AKTIENGESELLSCHAFT	)
(as a Lender))

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SIGNED by	)
duly authorised for and on behalf	)	[signed]
of LANDESBANK HESSEN-THURINGEN	)
GIROZENTRALE	)
(as a Lender))

SIGNED by	)
duly authorised for and on behalf	)	[signed]
of DNB NOR BANK ASA (as a Agent))

SIGNED by	)
duly authorised for and on behalf	)	[signed]
of DEUTSCHE SCHIFFSBANK	)
AKTIENGESELLSCHAFT	)
(as the Security Agent))

SIGNED by	)
duly authorised for and on behalf	)	[signed]
of DNB NOR BANK ASA (as an MLA))

SIGNED by	)
duly authorised for and on behalf	)	[signed]
of NORDEA BANK NORGE ASA	)
(as an MLA))

SIGNED by	)
duly authorised for and on behalf	)	[signed]
of FORTIS CAPITAL CORP.	)
(as an MLA))

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SIGNED by	)
duly authorised for and on behalf	)	[signed]
of DNB NOR BANK ASA	)
(as a bookrunner))

SIGNED by	)
duly authorised for and on behalf	)	[signed]
of NORDEA BANK NORGE ASA	)
(as a bookrunner))

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